Exhibit 4.21
$45,000,000 REVOLVING CREDIT FACILITY
CREDIT AGREEMENT
by and among
MAFCO WORLDWIDE CORPORATION,
THE LENDERS PARTY HERETO

and
PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

PNC CAPITAL MARKETS LLC, as Lead Arranger
Dated as of December 15, 2010

TABLE OF CONTENTS

Page
1. CERTAIN DEFINITIONS	1
1.1 Certain Definitions	1
1.2 Construction	24
1.3 Accounting Principles	25

2. REVOLVING CREDIT AND SWING LOAN FACILITIES	25
2.1 Revolving Credit Commitments	25
2.1.1 Revolving Credit Loans	25
2.1.2 Swing Loan Commitment	25
2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans	26
2.3 Commitment Fees	26
2.4 Revolving Credit Loan Requests; Swing Loan Requests	26
2.4.1 Revolving Credit Loan Requests	26
2.4.2 Swing Loan Requests	27
2.5 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans	27
2.5.1 Making Revolving Credit Loans	27
2.5.2 Presumptions by the Administrative Agent	28
2.5.3 Making Swing Loans	28
2.5.4 Repayment of Revolving Credit Loans	28
2.5.5 Borrowings to Repay Swing Loans	28
2.6 Notes	29
2.7 Use of Proceeds	29
2.8 Letter of Credit Subfacility	29
2.8.1 Issuance of Letters of Credit	29
2.8.2 Letter of Credit Fees	30
2.8.3 Disbursements, Reimbursement	30
2.8.4 Repayment of Participation Advances	31
2.8.5 Documentation	32
2.8.6 Determinations to Honor Drawing Requests	32
2.8.7 Nature of Participation and Reimbursement Obligations	32
2.8.8 Indemnity	34
2.8.9 Liability for Acts and Omissions	34
2.8.10 Issuing Lender Reporting Requirements	35
2.8.11 Reduction of Revolving Credit Commitment	35
2.8.12 Commercial Letters of Credit	36
2.8.13 Defaulting Lenders	36

3. INTEREST RATES	38
3.1 Interest Rate Options	38
3.1.1 Revolving Credit Interest Rate Options; Swing Line Interest Rate	39

i

v

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 1.1(A)	-	Pricing Grid
Schedule 1.1(B)	-	Commitment of Lenders and Addresses for Notices
Schedule 5.1.4		Power; Authority; Enforceable Obligations
Schedule 5.1.14		Subsidiaries
Schedule 7.2.2(xii)		Permitted Liens
Schedule 7.2.10(iii)		Existing Indebtedness

EXHIBITS

Exhibit 1.1(A)	-	Assignment and Assumption Agreement
Exhibit 1.1(G)(2)		Guaranty and Collateral Agreement
Exhibit 1.1(M)		Mafco Assignment and Assumption Agreement
Exhibit 1.1(N)(1)	-	Revolving Credit Note
Exhibit 1.1(N)(2)	-	Swing Loan Note
Exhibit 2.4.1		Loan Request
Exhibit 2.4.2	-	Swing Loan Request

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT (as hereafter amended, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of December 15, 2010 and is made by and among MAFCO WORLDWIDE CORPORATION, a Delaware corporation (the “Borrower”), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity, together with its successors and assigns, as the “Administrative Agent”).
     The Borrower has requested the Lenders to provide a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $45,000,000. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:
1. CERTAIN DEFINITIONS
     1.1 Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:
          “Acquired Person” shall have the meaning specified in the definition of “Permitted Acquisition”.
          “Adjusted Ratable Share” shall mean, with respect to any Non-Defaulting Lender, the quotient (expressed as a percentage) of such Non-Defaulting Lender’s Ratable Share divided by the aggregate Ratable Shares of all Non-Defaulting Lenders.
          “Administrative Agent” shall have the meaning set forth in the preamble hereto.
          “Administrative Agent’s Fee” shall have the meaning specified in Section 9.9.
          “Administrative Agent’s Letter” shall have the meaning specified in Section 9.9.
          “Affiliate” as to any Person shall mean any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person; provided that for purposes of Section 7.2.9 only, “Affiliate” shall also include any other Person (i) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person, or (ii) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.
          “Agreement” shall have the meaning set forth in the preamble hereto.
          “Anti-Terrorism Laws” shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

          “Applicable Commitment Fee Rate” shall mean the percentage rate per annum based on the Consolidated Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Commitment Fee.”
          “Applicable Letter of Credit Fee Rate” shall mean the percentage rate per annum based on the Consolidated Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Letter of Credit Fee.”
          “Applicable Margin” shall mean, as applicable:
          (A) the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Consolidated Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Base Rate Spread,” or
          (B) the percentage spread to be added to the LIBOR Rate applicable to Revolving Credit Loans under the LIBOR Rate Option based on the Consolidated Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit LIBOR Rate Spread.”
          “Approved Fund” shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Assignment and Assumption Agreement” shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 10.8, in substantially the form of Exhibit 1.1(A).
          “Authorized Officer” shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Senior Vice President- Finance, Treasurer or Assistant Treasurer of such Loan Party or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.
          “Base Rate” shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate plus 50 basis points (0.5%) and (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus 100 basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.
          “Base Rate Option” shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 3.1.1 (i).
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

          “Borrower” shall have the meaning set forth in the preamble hereto.
          “Borrowing Date” shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.
          “Borrowing Tranche” shall mean specified portions of Revolving Credit Loans outstanding as follows: (i) any Revolving Credit Loans to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Revolving Credit Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.
          “Business” shall have the meaning specified in Section 5.1.15(ii).
          “Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.
          “Capital Expenditures” shall mean for any period, with respect to any Person, (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant and equipment reflected in the consolidated balance sheet of such Person and its Subsidiaries; provided that the term “Capital Expenditures” shall not include expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (i) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (ii) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced; and (b) such portion of principal payments on Capital Lease Obligations made by such Person and its Subsidiaries during such period as is attributable to additions to property, plant and equipment that have not otherwise been reflected in the consolidated balance sheet of such Person and its Subsidiaries.
          “Capital Lease Obligations” shall mean as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
          “Cash Equivalents” shall mean (i) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States of

America or any agency thereof, (ii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000, (iii) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (ii) of this definition having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States of America, (iv) commercial paper of a domestic issuer rated at least A-1 by S&P or P-1 by Moody’s, (v) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America or by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (vi) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (ii) of this definition or (vii) shares of money market, mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (i) through (vi) of this definition.
          “Cash Management Agreement” shall have the meaning specified in Section 2.4.2.
          “Change of Control” shall mean if any time (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Sponsor Group, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than the greater of (x) 35% of the outstanding common stock of M & F Worldwide, and (y) the amount of outstanding common stock of M & F Worldwide then beneficially owned by the Sponsor Group and each of its beneficial owners; (ii) the board of directors of M & F Worldwide shall cease to consist of a majority of Continuing Directors; or (iii) M & F Worldwide shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement).
          “Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Official Body or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Official Body; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and each request, rule, guideline or directive thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
          “CIP Regulations” shall have the meaning specified in Section 9.11.
          “Closing Date” shall mean the Business Day on which the first Loan shall be made, which shall be December 15, 2010.

          “Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
          “Collateral” shall mean all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
          “Commitment” shall mean as to any Lender the aggregate of its Revolving Credit Commitment and, in the case of PNC, its Swing Loan Commitment, and “Commitments” shall mean the aggregate of the Revolving Credit Commitments and Swing Loan Commitment of all of the Lenders.
          “Commitment Fee” shall have the meaning specified in Section 2.3.
          “Compliance Certificate” shall have the meaning specified in Section 7.1.2(ii).
          “Consolidated Current Assets” shall mean, at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.
          “Consolidated Current Liabilities” shall mean, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (i) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (ii) without duplication of clause (i) above, all Indebtedness consisting of Revolving Credit Loans or Swing Loans to the extent otherwise included therein.
          “Consolidated EBITDA” shall mean for any fiscal period of the Borrower, the Consolidated Net Income or Consolidated Net Loss, as the case may be, for such fiscal period, (a) after restoring thereto (i) extraordinary or non-recurring non-cash charges,(ii) losses resulting from Dispositions other than in the ordinary course of business, (iii) depreciation and amortization (including write-offs or write-downs of amortizable and depreciable items), (iv) Consolidated Interest Expense, (v) “provision for taxes” (or any like caption) on a consolidated statement of earnings of the Borrower and its Subsidiaries for such fiscal period, (vi) any losses in respect of currency fluctuations, (vii) fifty percent (50%) of any severance costs or charges, provided that the restoration permitted by this clause (vii) shall not exceed $2,500,000 in the aggregate during the term of this Agreement and (viii) any fees, expenses or charges related to the negotiation, execution and closing of this Agreement and the other Loan Documents and any amendment, modification or waiver of the Loan Documents and (b) deducting therefrom (i) extraordinary or non-recurring income or gains (which shall include, whether or not so includable in accordance with GAAP, any item of gain resulting from Dispositions other than in the ordinary course of business whether or not extraordinary or non-recurring), (ii) the portion of net income of the Borrower and its Subsidiaries allocable to interests in unconsolidated Persons to the extent that cash dividends or distributions in respect of such portion of net income have not actually been received by the Borrower or any Subsidiary Guarantor, (iii) any gains in respect of currency fluctuations, (iv) any other non-cash income and

(v) any cash payments made during such period in respect of items described in clause (a)(i) above subsequent to the fiscal quarter in which the relevant non-cash charges were reflected as a charge in the statement of Consolidated Net Income; provided any such restorations or deductions shall only be restored or deducted to the extent included in the determination of Consolidated Net Income or Consolidated Net Loss. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments for cost savings to the extent approved in writing by the Administrative Agent) as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $2,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $2,000,000.
          “Consolidated Interest Coverage Ratio” shall mean at the last day of any fiscal quarter, the ratio of (a) (i) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such date less (ii) Capital Expenditures for the period of four consecutive fiscal quarters ending on such date to (b) Consolidated Interest Expense for the period of four consecutive fiscal quarters ending on such date.
          “Consolidated Interest Expense” shall mean for any fiscal period of the Borrower, the amount that, in conformity with GAAP, would be set forth opposite the caption “interest expense” (or any like caption) on a consolidated statement of earnings of the Borrower and its Subsidiaries for such fiscal period, less, to the extent otherwise included in the calculation of Consolidated Interest Expense, amortization of deferred financing fees and debt issuance costs, relating to the negotiation, execution and closing of this Agreement and the other Loan Documents and any amendment, modification or waiver of the Loan Documents, in each case during such fiscal period.
          “Consolidated Leverage Ratio” shall mean at the last day of any fiscal quarter, the ratio of (a) Total Debt (after giving effect to all prepayments and borrowings made on such day) on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day.
          “Consolidated Net Income” or “Consolidated Net Loss” shall mean for any fiscal period of the Borrower, the amount which, in conformity with GAAP, would be set forth opposite the caption “net income” (or any like caption) or “net loss” (or any like caption), as the case may be, on a consolidated statement of earnings of the Borrower and its Subsidiaries for such fiscal period.
          “Consolidated Working Capital” shall mean, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.
          “Continuing Directors” shall mean the directors of M & F Worldwide on the Closing Date, and each other director if, in each case, such other director’s nomination for election to the board of directors of M & F Worldwide is approved by at least a majority of the then Continuing Directors.
          “Contractual Obligation” shall mean, as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other understanding to which such Person is a party or by which it or any of its material property is bound.
          “Customs” shall have the meaning set forth in Section 2.8.12.
          “Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (i) the Published Rate by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.
          “Defaulting Lender” shall mean any Lender that (i) has failed to fund any portion of the Loans, participations with respect to Letters of Credit, or participations in Swing Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (iii) has failed at any time to comply with the provisions of Section 4.3 with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders, or (iv) has since the date of this Agreement been deemed insolvent by an Official Body or become the subject of an Insolvency Proceeding, or has a parent company that since the date of this Agreement been deemed insolvent by an Official Body or become the subject of an Insolvency Proceeding.
          “Disposition” with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have the correlative meanings.
          “Disqualified Capital Stock” shall mean Capital Stock that (i) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders hereof, in each case, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is 180 days after the Expiration Date or (ii) is convertible or exchangeable, automatically or at the option of any holder thereof, into Disqualified Capital Stock; provided that any Capital Stock that would fall within the definition of “Disqualified Capital Stock” solely because the holders thereof have the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change of control will not constitute Disqualified Capital Stock if the terms of such Capital Stock provide that the issuer may only redeem such Capital Stock if, and to the extent, that Payment in Full of the Obligations shall have occurred.
          “Dollar”, “Dollars”, “U.S. Dollars” and the symbol $ shall mean lawful money of the United States of America.
          “Domestic Subsidiary” shall mean any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.
          “Drawing Date” shall have the meaning specified in Section 2.8.3.1.
          “Environmental Laws” shall mean any and all applicable and binding foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Official Body or other Laws (including common law) regulating, relating to or imposing liability or standards of conduct concerning exposure of Materials of Environmental Concern or protection of the environment or health or safety matters related to the exposure to Materials of Environmental Concern, as now or may at any time hereafter be in effect.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
          “ERISA Affiliate” shall mean, at any time, any trade or business (whether or not incorporated) under common control with the Borrower and are treated as a single employer under Section 414 of the Code.
          “ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
          “Event of Default” shall mean any of the events described in Section 8.1 and referred to therein as an “Event of Default.”

          “Excess Cash Flow” shall mean for any period, the excess, if any, of (a) the sum, without duplication, of (1) Consolidated Net Income for such period, (2) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (3) the aggregate net amount of loss on the Disposition of property by the Borrower and its Subsidiaries during such period (other than sales of inventory in the ordinary course of business) and (4) decreases in Consolidated Working Capital over (b) the sum, without duplication, of (1) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (2) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures), (3) the aggregate amount of all regularly scheduled principal payments of Funded Debt of the Borrower and its Subsidiaries made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (4) increases in Consolidated Working Capital, (5) the aggregate net amount of gain on the Disposition of property by the Borrower and its Subsidiaries during such period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (6) the aggregate amount of Restricted Payments made pursuant to Sections 7.2.6(i), (ii), (iii) and (vi) and (7) the aggregate amount of cash consideration paid during such fiscal year by the Borrower and its consolidated Subsidiaries to make Permitted Acquisitions.
          “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated) and franchise taxes (in lieu of net income taxes), in each case imposed on it as a result of a present or former connection between any such recipient and the jurisdiction of the Official Body imposing such tax (other than any such connection arising solely from such recipient’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.8.1, (d) any withholding taxes (including backup withholding taxes) that are attributable to such recipient’s failure or inability (other than as a result of a Change in Law) to (i) comply with Section 4.8.5 or (ii) certify (where prescribed by applicable Law or upon reasonable request by the Borrower or the Administrative Agent) that such recipient is not subject to backup withholding tax, and (e) any withholding tax imposed on a Foreign Lender as a result of such Foreign Lender’s failure to comply with FATCA.
          “Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

          “Existing Credit Agreement” shall mean the Credit Agreement, dated as of December 8, 2005 among Holdings, the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as heretofore amended.
          “Expiration Date” shall mean December 15, 2015.
          “FATCA” shall mean Section 1471 through 1474 of the Code and any regulations or official interpretations thereof.
          “Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
          “Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest hereunder will change automatically without notice to the Borrower, effective on the date of any such change.
          “Financial Covenants” shall have the meaning specified in Section 8.3.
          “Foreign Lender” shall mean any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” shall mean any Subsidiary of the Borrower that is not a Domestic Subsidiary.
          “Fully Secured” shall mean, with respect to any Undrawn L/C Obligations as of any date, that, on or before such date, such Undrawn L/C Obligations shall have been secured by

(i) the grant to the Issuing Lender by the Borrower of a first priority, perfected security interest in, and Lien on, (a) cash or Cash Equivalents in an amount at least equal to the excess, if any, of the amount of such Undrawn L/C Obligations over the amount of the aggregate Commitments of all of the Lenders on such date, or (b) other collateral security which is acceptable to the Issuing Lender or (ii) delivery to the Issuing Lender of letters of credit in a face amount at least equal to the excess, if any, of the amount of such Undrawn L/C Obligations over the amount of the aggregate Commitments of all of the Lenders on such date and otherwise in form and substance, and from a letter of credit issuer, reasonably satisfactory to the Issuing Lender.
          “Funded Debt” shall mean as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.
          “GAAP” shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts; provided, that if the Borrower reasonably determines that it is required to prepare and maintain its financial statements in accordance with International Financial Reporting Standards, “GAAP” shall, upon prior written notice to the Administrative Agent pursuant to Section 7.1.7 hereof, mean International Financial Reporting Standards as are in effect from time to time, subject to the provisions of Section 1.3.
          “Group Members” shall mean the collective reference to Holdings, the Borrower and their respective Subsidiaries.
          “Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement in substantially the form of Exhibit 1.1(G)(2) executed and delivered by the Borrower and each of the Guarantors.
          “Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
          “Guarantor” shall mean each of the parties to this Agreement which is designated as a “Guarantor” on the signature page of the Guarantee and Collateral Agreement and each other Person which joins the Guarantee and Collateral Agreement as a Guarantor after the date hereof.
          “Guaranty” of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, in each case except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.
          “Hedge Agreements” shall mean all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.
          “Holdings” shall mean Flavor Holdings, Inc., a Delaware corporation.
          “ICC” shall have the meaning specified in Section 10.11.1.
          “Immaterial Foreign Subsidiary” shall mean any Foreign Subsidiary whose (i) assets, (ii) revenues and (iii) earnings before interest, taxes, depreciation and amortization (excluding intercompany receivables and revenues that would be eliminated upon consolidation in accordance with GAAP), at the time of determination (determined, in the case of clauses (ii) and (iii), in respect of the most recent period of four consecutive fiscal quarters of the Borrower for which the relevant financial information is available), in each case do not exceed $1,000,000.
          “Indebtedness” of any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of services or property, which purchase price (a) is due twelve months or more from the date of incurrence of the obligation in respect thereof or (b) customarily or actually is evidenced by a note or other written instrument (other than current trade payables incurred in the ordinary course of such Person’s business, (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all Capital Lease Obligations of such Person, (vi) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (vii) the liquidation value of all Disqualified Capital Stock of such Person, (viii) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (i) through (vii) above, (ix) all obligations of the kind referred to in clauses (i) through (viii) above secured by any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (x) for the purposes of Sections 7.2.10 and 8.1.5 only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding the foregoing, the term “Indebtedness” shall only include contingent post-closing purchase price adjustments and/or earn-outs payable to a seller in connection with any Permitted Acquisition to the extent such post-closing purchase price adjustments and/or earn-outs are reflected as liabilities on such Person’s balance sheet in accordance with GAAP.
          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
          “Indemnitee” shall have the meaning specified in Section 10.3.2.
          “Information” shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries.
          “Insolvency” shall mean respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvency Proceeding” shall mean, with respect to any Person, (i) a case, action or proceeding with respect to such Person (a) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (b) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.
          “Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Interest Period” shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the LIBOR Rate Option. Subject to the last sentence of this definition, such period shall be one, two, three or six Months. Such Interest Period shall commence on the effective date of such LIBOR Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if the Borrower is renewing or converting to the LIBOR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.
          “Interest Rate Option” shall mean any LIBOR Rate Option or Base Rate Option.
          “IRS” shall mean the Internal Revenue Service.
          “ISP98” shall have the meaning specified in Section 10.11.1.
          “Issuing Lender” shall mean PNC, in its individual capacity as issuer of Letters of Credit hereunder, and any other Lender that becomes the Issuing Lender in accordance with the last paragraph of Section 9.6.
          “Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, judgment, authorization or approval of, or award by or settlement agreement with, any Official Body.
          “Lender Provided Hedge Agreements” shall mean a Hedge Agreement entered into with any Lender or its Affiliate and with respect to which the Administrative Agent confirms: (i) is documented in a standard International Swap Dealer Association Agreement, and (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner.
          “Lenders” shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which Obligations in respect of Lender-Provided Hedge Agreements, Other Lender Provided Financial Services Products or indemnification obligations under the Loan Documents are owed.
          “Letter of Credit” shall have the meaning specified in Section 2.8.1 .
          “Letter of Credit Borrowing” shall have the meaning specified in Section 2.8.3.

          “Letter of Credit Collateral Account” shall have the meaning specified in Section 2.8.13(c)(iii)(D).
          “Letter of Credit Fee” shall have the meaning specified in Section 2.8.2 .
          “Letter of Credit Obligation” shall mean, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.
          “Letter of Credit Sublimit” shall have the meaning specified in Section 2.8.1 .
          “LIBOR Rate” shall mean, with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. LIBOR may also be expressed by the following formula:

London interbank offered rates quoted by Bloomberg
LIBOR Rate     =        or appropriate successor as shown on Bloomberg Page BBAM1
1.00 - LIBOR Reserve Percentage
          The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
          “LIBOR Rate Option” shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 3.1.1 (ii).
          “LIBOR Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”) maintained by a member bank of the Federal Reserve System.
          “Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing, but excluding any operating lease) relating to such asset and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. “Lien” shall not include any license of any Intellectual Property.
          “Loan Documents” shall mean this Agreement, the Administrative Agent’s Letter, the Notes, the Security Documents, the Perfection Certificate, the Cash Management Agreement and any other instruments, certificates or documents delivered in connection herewith or therewith, in each case as amended, supplemented or modified from time to time.
          “Loan Parties” shall mean the Borrower and the Guarantors.
          “Loan Request” shall have the meaning specified in Section 2.4.1.
          “Loans” shall mean collectively and “Loan” shall mean separately all Revolving Credit Loans and Swing Loans or any Revolving Credit Loan or Swing Loan.
          “M & F Worldwide” shall mean M & F Worldwide Corp., a Delaware corporation.
          “Mafco Assignment and Assumption Agreement” shall mean that certain Assignment and Assumption Agreement, dated as of October 29, 2004, between Pneumo Abex Corporation, as assignor, and the Borrower, as assignee, as attached hereto as Exhibit 1.1(m) hereto, as the same may be amended, supplemented or otherwise modified to the extent permitted by Section 7.2.11.
          “Material Adverse Effect” shall mean a material adverse effect on (i) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (ii) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
          “Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
          “Month” with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such

Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.
          “Moody’s” shall mean Moody’s Investors Service, Inc. or any successor.
          “Multiemployer Plan” shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any ERISA Affiliate is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.
          “Non-Consenting Lender” shall have the meaning specified in Section 10.1.4.
          “Non-Defaulting Lender” shall mean, at any time, any Lender that is not a Defaulting Lender at such time.
          “Notes” shall mean, collectively, the Revolving Credit Notes and the Swing Loan Note.
          “Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Lender-Provided Hedge Agreements and Other Lender Provided Financial Services Products, any Lender Affiliate), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Lender-Provided Hedge Agreements, Other Lender Provided Financial Services Products or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
          “Official Body” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
          “Order” shall have the meaning specified in Section 2.8.9.
          “Other Lender Provided Financial Service Product” shall mean agreements or other arrangements under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange.
          “Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Participant” has the meaning specified in Section 10.8.4 .
          “Participation Advance” shall have the meaning specified in Section 2.8.3.
          “Payment Date” shall mean the first day of each calendar quarter after the date hereof and on the Expiration Date or upon acceleration of the Loans.
          “Payment in Full” shall mean, with respect to:
          (i) the Payment Obligations as of any date, that on or before such date, (a) the principal of and interest accrued to such date on such Payment Obligations shall have been paid in full in cash (other than the Undrawn L/C Obligations), (b) all Undrawn L/C Obligations shall have been Fully Secured, (c) all fees, expenses and other amounts then due and payable which constitute Payment Obligations (other than the Undrawn L/C Obligations) shall have been paid in full in cash and (d) the Commitments shall have expired or irrevocably been terminated; and
          (ii) the Obligations (and the Borrower Obligations (as defined in the Guarantee and Collateral Agreement)) as of any date, that, on or before such date, (a) there shall have been Payment in Full of the Payment Obligations (as provided in clause (i) above) and (b) the Lender Provided Hedge Agreements shall have been terminated or all obligations thereunder (other than for fees, expenses and indemnities) shall have been cash collateralized and all fees, expenses and indemnity payments then due and payable thereunder shall have been paid in full in cash.
          “Payment Obligations” shall mean (i) all principal, interest, fees, charges, expenses, attorneys’ fees and disbursements, indemnities, reimbursement obligations and any other amounts payable by any Loan Party under any Loan Document (including, without limitation, the Letter of Credit Obligations and interest accruing at the then applicable rate provided for herein after the maturity of the Loans to the extent any Loans are then outstanding and interest accruing at the then applicable rate provided for herein after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and (ii) any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in its sole discretion, may elect to pay or advance under this Agreement on behalf of such Loan Party after the occurrence and during the continuance of a Potential Default or an Event of Default.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

          “Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any times during the immediately preceding five plan years.
          “Perfection Certificate” shall mean that certain Perfection Certificate delivered by the Loan Parties pursuant to Section 6.1.1(i).
          “Permitted Acquisition” shall mean the purchase or other acquisition by the Borrower or any other Subsidiary of Capital Stock in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person if:
     (i) in the case of any purchase or other acquisition of Capital Stock in a Person, such Person will be a Wholly Owned Subsidiary (including as a result of a merger or consolidation between any Subsidiary and such Person) or (ii) in the case of any purchase or other acquisition of other assets, such assets will be owned by the Borrower or a Subsidiary thereof; provided that
     (a) such purchase or acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of Holdings, the Borrower or any other Subsidiary,
     (b) all transactions related thereto are consummated in accordance with applicable Law in all material respects,
     (c) the business of such Person and its Subsidiaries (collectively, the “Acquired Person”), or such assets, as the case may be, constitute a business of the type conducted by the Borrower and its Subsidiaries on the date hereof and/or businesses reasonably related thereto,
     (d) with respect to each such purchase or other acquisition, the Borrower has complied with the provisions of Section 7.1.9 to the extent applicable,
     (e) at the time of and immediately after giving effect to any such purchase or other acquisition, (I) no Potential Default shall have occurred and be continuing, (II) Holdings and the Borrower shall be in compliance with the covenants set forth in Sections 7.2.1(i) and (ii) as of the last day of the most recently ended fiscal quarter for which financial statements shall have been delivered (or are required to be delivered) on a pro forma basis and (III) Holdings and the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer of each of Holdings and the Borrower, in a form reasonably satisfactory to the Administrative Agent, certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (e)(II) above.
          “Permitted Cure Securities” shall mean (i) common Capital Stock of Holdings or (ii) other Capital Stock of Holdings that is not Disqualified Capital Stock and upon which all dividends or distributions, if any, are payable in additional shares of such Capital Stock.
          “Permitted Exceptions” shall have the meaning specified in Section 7.2.2.
          “Permitted Transferees” shall mean with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s immediate family, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants and (b) any trust or other legal entity the beneficiary of which is such Person’s immediate family, including his or her spouse, ex-spouse, children, step-children or their respective lineal descendants and which is controlled by such Person.
          “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.
          “Plan” shall mean at any time an employee pension benefit plan (including a multiple employer plan described in Section 413(c) of the Code, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA and either (i) is maintained by the Borrower or any ERISA Affiliate for employees of the Borrower or any ERISA Affiliate or (ii) has at any time within the preceding five years been maintained by the Borrower or any ERISA Affiliate for employees of the Borrower or any ERISA Affiliate.
          “PNC” shall mean PNC Bank, National Association, its successors and assigns.
          “Potential Default” shall mean the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Prime Rate” shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
          “Principal Office” shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.
          “Pro Forma Balance Sheet” shall have the meaning specified in Section 5.1.1(i).
          “Projections” shall have the meaning specified in Section 7.1.2(iii).
          “Properties” shall have the meaning specified in Section 5.1.15(i).

          “Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent); provided that, with respect to any day that is not a Business Day, the “Published Rate” shall be the Published Rate on the immediately preceding Business Day.
          “Ratable Share” shall mean the proportion that a Lender’s Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitment) of all of the Lenders. If the Commitments have terminated or expired, the Ratable Shares shall be determined based upon the Commitments (excluding the Swing Loan Commitment) most recently in effect, giving effect to any assignments.
          “Regulation U” shall mean Regulation U of the Board as in effect from time to time.
          “Reimbursement Obligation” shall have the meaning specified in Section 2.8.3.1.
          “Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
          “Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reportable Events” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34, or .35 of PBGC Reg. § 4043.
          “Required Lenders” shall mean Lenders, excluding any Defaulting Lenders, having at least 50.1% of the sum of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, at least 50.1% of the sum of the aggregate outstanding principal amount of the Revolving Credit Loans and the Ratable Shares of the Lenders (excluding any Defaulting Lender) of the Letter of Credit Obligations and the principal amount of the Swing Loans then outstanding; provided that, at any time that there is at least two (2) Non-Defaulting Lenders, it shall take at least two Non-Defaulting Lenders to constitute Required Lenders.
          “Required Share” shall have the meaning assigned to such term in Section 4.10.
          “Requirement of Law” shall mean as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of any arbitrator or a court or any Official Body in each case applicable to or binding upon such Person or any of its property or to which such Person or its property is bound.

          “Restricted Payment” shall mean (i) any payment by Holdings, the Borrower or any of its Subsidiaries of a dividend (other than a dividend payable solely in the same class of Capital Stock of the Borrower or Holdings, as the case may be) on, or any payment on account of the purchase, redemption or retirement of, or any other distribution on, any shares of any class of Capital Stock of Holdings or the Borrower (including any such payment or distribution in cash or in property or obligations of Holdings, the Borrower or any of its Subsidiaries), (ii) any loan or advance by Holdings, the Borrower or any of its Subsidiaries to any Affiliate of Holdings or the Borrower or (iii) the payment by Holdings, the Borrower or any of its Subsidiaries of any management or administrative fee to any Affiliate of Holdings or the Borrower.
          “Revolving Credit Commitment” shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and “Revolving Credit Commitments” shall mean the aggregate Revolving Credit Commitments of all of the Lenders.
          “Revolving Credit Loans” shall mean collectively and “Revolving Credit Loan” shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 or 2.8.3.
          “Revolving Credit Notes” shall mean, collectively, the promissory notes substantially in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.
          “Revolving Facility Usage” shall mean at any time the sum of the outstanding principal amount of the Revolving Credit Loans, the outstanding principal amount of the Swing Loans, and the Letter of Credit Obligations.
          “SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Official Body.
          “Security Documents” shall mean the collective reference to the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
          “Settlement Date” shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 4.10.
          “Solvent” shall mean when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (iv) such Person will be able to pay its debts as they mature. For purposes of this definition, (a) “debt” means liability on a “claim”, and (b) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
          “Specified Capital Contribution” shall have the meaning specified in Section 8.3.
          “Sponsor Group” shall mean the collective reference to (i) MacAndrews & Forbes Holdings Inc. and its direct and indirect Subsidiaries and Affiliates, (ii) Ronald O. Perelman, (iii) any of the directors or executive officers of MacAndrews & Forbes Holdings Inc. and (iv) any of their respective Permitted Transferees.
          “Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
          “Subsidiary” of any Person at any time shall mean any corporation, trust, partnership, any limited liability company or other business entity of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Swing Loan Commitment” shall mean PNC’s commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 hereof in an aggregate principal amount up to $5,000,000.
          “Swing Line Collateral Account” shall have the meaning specified in Section 2.8.13(c)(iii).
          “Swing Loan Lender” shall mean PNC in its capacity as the lender of Swing Loans.
          “Swing Loan Note” shall mean the Swing Loan Note of the Borrower in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.
          “Swing Loan Request” shall mean a request for Swing Loans made in accordance with Section 2.4.2 hereof.
          “Swing Loans” shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC to the Borrower pursuant to Section 2.1.2 hereof.

          “Tax Agreement” shall mean the Tax Sharing Agreement, dated as of December 15, 2005, by and among M & F Worldwide, Harland-Clarke Holdings Corp. (formerly known as Clarke American Corp.) and PCT International Holdings Inc. and their respective Subsidiaries and any entities which become parties thereto pursuant to the terms thereof.
          “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
          “Total Debt” shall mean at any time, the sum (without duplication) of (i) the aggregate principal amount of all outstanding Indebtedness of the Borrower and its Subsidiaries and (ii) all outstanding Guarantee Obligations of the Borrower and its Subsidiaries in respect of Indebtedness of Persons other than the Borrower or any of its Subsidiaries (including, without limitation, all obligations of the Borrower and its Subsidiaries, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements).
          “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.
          “UCP” shall have the meaning specified in Section 10.11.1.
          “Undrawn L/C Obligations” shall mean the portion, if any, of the Payment Obligations consisting of the contingent obligation of the Borrower to reimburse the Issuing Lender in respect of the then undrawn and unexpired portions of the Letters of Credit issued by the Issuing Lender pursuant to Section 2.8.
          “USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
          “Wholly Owned Subsidiary” shall mean as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
     1.2 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time.
     1.3 Accounting Principles. Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then (i) the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Borrower and the Required Lenders) and (ii) such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, and the Borrower shall provide to the Administrative Agent, when it delivers its financial statements pursuant to any provision hereof, such reconciliation statements as shall be reasonably requested by the Administrative Agent.
2. REVOLVING CREDIT AND SWING LOAN FACILITIES
     2.1 Revolving Credit Commitments.
          2.1.1 Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate principal amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus the aggregate amount of such Lender’s Ratable Share of the Letter of Credit Obligations and the principal amount of the Swing Loans then outstanding and (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.
          2.1.2 Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the “Swing Loans”) to the Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of the Swing Loan Commitment; provided that after giving effect to such Loan, the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2 .
     2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.4 in accordance with its Ratable Share. The aggregate principal amount of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the sum of (i) the principal amount of the Swing Loans then outstanding and (ii) the Letter of Credit Obligations at such time. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the obligation of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.
     2.3 Commitment Fees. Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 360 days and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Revolving Credit Commitments (for purposes of this computation, PNC’s Swing Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment) and (ii) the Revolving Facility Usage. All Commitment Fees shall be payable in arrears on each Payment Date.
     2.4 Revolving Credit Loan Requests; Swing Loan Requests.
          2.4.1 Revolving Credit Loan Requests. The Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 3.2, by delivering to the Administrative Agent, not later than 10:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans; and (ii) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.4.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Any Revolving Credit Loans made on the Closing Date shall be Loans to which the Base Rate Option applies. Each Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $100,000 and not less than $1,000,000 for each Borrowing Tranche under the LIBOR Rate Option, and (y) integral multiples of $1,000,000 and not less than $100,000 for each Borrowing Tranche under the Base Rate Option (or, if the then aggregate amount available for borrowing under the Revolving Credit Commitments is less than $1,000,000, such lesser amount).
          2.4.2 Swing Loan Requests. The Borrower may from time to time prior to the Expiration Date request PNC to make Swing Loans by delivery to PNC not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.4.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be in integral multiples of $100,000 and not less than $100,000. In addition to making Swing Loans pursuant to the provisions specified herein, without the requirement for a specific request from the Borrower, PNC may make Swing Loans to the Borrower in accordance with the provisions of any agreements between the Borrower and PNC relating to the Borrower’s deposit, sweep and other accounts at PNC and related arrangements and agreements regarding the management and investment of the Borrower’s cash assets that are satisfactory to the Administrative Agent and PNC (individually and collectively, the “Cash Management Agreement”) to the extent of the daily aggregate net negative balance in the Borrower’s accounts which are subject to the provisions of the Cash Management Agreement. Swing Loans made in accordance with the provisions of the Cash Management Agreement shall (i) be subject to the limitations as to aggregate amount of Swing Loans set forth herein, (ii) not be subject to the limitations as to individual amount set forth herein, (iii) be payable by the Borrower, both as to principal and interest, at the times set forth in the Cash Management Agreement (but in no event later than the Expiration Date), (iv) not be made at any time after the Required Lenders shall have notified PNC (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 6.2(i) or (ii) would not be satisfied if such Swing Loan were then made (unless PNC shall be satisfied in its sole discretion that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist), and (v) if not repaid by the Borrower in accordance with the provisions of the Cash Management Agreement, shall be subject to each Lender’s obligations hereunder with respect to Swing Loans, including without limitation under Section 2.5.5. If the Cash Management Agreement is in effect, Swing Loans shall only be made pursuant to the Cash Management Agreement.
     2.5 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.
          2.5.1 Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.4, notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2. Each Lender shall remit the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 6.2, fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.5.2 .
          2.5.2 Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.5.1 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
          2.5.3 Making Swing Loans. So long as PNC elects to make Swing Loans, PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.4.2 , fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 4:00 o’clock p.m. on the Borrowing Date.
          2.5.4 Repayment of Revolving Credit Loans. The Borrower shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.
          2.5.5 Borrowings to Repay Swing Loans. PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to (or otherwise acquire a participation interest in the Swing Loans in an amount equal to) such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.4.1 without regard to any of the requirements of that provision, including whether a Potential Default or Event of Default exists (including under Section 8.1.6). PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.5.5 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.4.1 are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from PNC.
     2.6 Notes. The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to it by each Lender, together with interest thereon, shall be evidenced by a Revolving Credit Note and a Swing Loan Note, dated the Closing Date payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment or Swing Loan Commitment, as applicable, of such Lender.
     2.7 Use of Proceeds. The proceeds of the Loans shall be used (i) for financing advances to fund raw material collections and raw material collection operations, (ii) to make Restricted Payments, (iii) to refinance the Indebtedness under the Existing Credit Agreement, (iv) for Permitted Acquisitions, (v) for investments in joint venture operations, (vi) for acquisitions of manufacturing technology, licenses and other intellectual property, (vii) to pay certain fees and expenses incurred in connection with the consummation of the transactions contemplated hereby and (viii) for working capital and general corporate purposes of the Borrower and its Subsidiaries, in each case, subject to the terms and conditions hereof.
     2.8 Letter of Credit Subfacility.
          2.8.1 Issuance of Letters of Credit. The Borrower may at any time prior to the Expiration Date request the issuance of a letter of credit hereunder (each a “Letter of Credit”) on behalf of itself, another Loan Party or its Subsidiaries, or the amendment or extension of an existing Letter of Credit, by delivering or having such other Loan Party deliver to the Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. Each Letter of Credit shall be a standby letter of credit or a commercial letter of credit. Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide Administrative Agent with a copy thereof. Unless the Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 6.2 is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.8, the Issuing Lender will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than five (5) Business Days prior to the Expiration Date and provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, $5,000,000 (the “Letter of Credit Sublimit”) or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Notwithstanding the foregoing, any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrower and the Issuing Lender pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (B) above), subject to a right on the part of the

Issuing Lender to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal; provided that (I) the initial expiration date (or any subsequent expiration date) of each such Letter of Credit is not later than five (5) Business Days prior to the Expiration Date, and (II) renewal of such Letter(s) of Credit, at the Issuing Bank’s discretion, shall be available upon written request from the Borrower to the Issuing Bank at least thirty (30) days (or such other time period as agreed by the Borrower and the Issuing Bank) before the date upon which notice of renewal is otherwise required. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Section 6.2 after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
          2.8.2 Letter of Credit Fees. The Borrower shall pay (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate, and (ii) to the Issuing Lender for its own account a fronting fee equal to 0.25% per annum (in each case computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average undrawn face amount of each Letter of Credit and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Borrower shall also pay to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.
          2.8.3 Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.
               2.8.3.1 In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender. In the event the Borrower fails to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option in an aggregate principal amount equal to such unreimbursed amount to be disbursed on such Drawing Date, subject to the amount of the unutilized portion of the Revolving Credit Commitment then in effect and subject to the conditions set forth in Section 6.2 other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.8.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
               2.8.3.2 Each Lender shall upon any notice pursuant to Section 2.8.3.1 make available to the Administrative Agent for the account of the Issuing Lender an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to this Section 2.8.3) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Revolving Credit Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.8.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.8.3.2.
               2.8.3.3 With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.8.3.1, because of the Borrower’s failure to satisfy the conditions set forth in Section 6.2 (other than any notice requirements), or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.8.3 shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.8.3.
          2.8.4 Repayment of Participation Advances.
               2.8.4.1 Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing

Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.
               2.8.4.2 If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.
          2.8.5 Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
          2.8.6 Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.
          2.8.7 Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.8.3, as a result of a drawing under a Letter of Credit, and the obligation of the Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.8 under all circumstances, including the following circumstances:
          (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;
          (ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1, 2.4, 2.5 or 6.2 or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit

Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.8.3;
          (iii) any lack of validity or enforceability of any Letter of Credit;
          (iv) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);
          (v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;
          (vi) payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;
          (vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
          (viii) any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
          (ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;
          (x) any breach of this Agreement or any other Loan Document by any party thereto;
          (xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

          (xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;
          (xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and
          (xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
          2.8.8 Indemnity. The Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender from and against any and all claims, demands, liabilities, damages, Indemnified Taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable and documented out-of-pocket fees, expenses and disbursements of counsel) which the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Issuing Lender or any of Issuing Lender’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Official Body.
          2.8.9 Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
          Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
          In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.
          2.8.10 Issuing Lender Reporting Requirements. Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.
          2.8.11 Reduction of Revolving Credit Commitment. The Borrower shall have the right at any time after the Closing Date upon five (5) days’ prior written notice to the Administrative Agent to permanently reduce (ratably among the Lenders in proportion to their Ratable Shares) the Revolving Credit Commitments, in a minimum amount of $2,000,000 and whole multiples of $100,000, or to terminate completely the Revolving Credit Commitments, without penalty or premium; provided that any such reduction or termination shall be accompanied by prepayment of the Revolving Credit Loans, Swing Loans, Reimbursement Obligations, Letter of Credit Borrowings and/or cash collateral with respect to any outstanding Letters of Credit, as the case may be, together with accrued and unpaid Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 4.9 hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.8.11 shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments in full delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or debt or equity issuances, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
          2.8.12 Commercial Letters of Credit. In connection with all Letters of Credit issued or caused to be issued by the Issuing Lender under this Agreement, the Borrower hereby appoints PNC, or its designee, as its attorney, with full power and authority if and solely for so long as an Event of Default shall have occurred and be continuing (i) to sign and/or endorse the Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances, (ii) to sign the Borrower’s name on bills of lading, (iii) to clear inventory through the United States of America Customs Department (“Customs”) in the name of the Borrower or PNC or PNC’s designee, and to sign and deliver to Customs officials powers of attorney in the name of the Borrower for such purpose and (iv) to complete in the Borrower’s name or PNC’s, or in the name of PNC’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither PNC nor its attorneys will be liable for any acts or omissions or for any error of judgment or mistakes of fact or law, except for PNC’s or its attorney’s gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.
          2.8.13 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary (including Sections 2.3 and 2.8.2), if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (i) such Defaulting Lender shall no longer be entitled to receive its Ratable Share of Commitment Fees or Letter of Credit Fees otherwise payable pursuant to Sections 2.3 or 2.8.2 hereof, and thereafter, so long as any Lender is a Defaulting Lender, the fees payable to the Non-Defaulting Lenders pursuant to Section 2.3 shall be based on their Adjusted Ratable Shares; provided that (a) if a Letter of Credit Collateral Account is maintained pursuant to Section 2.8.13(iii)(D) and fully cash collateralized pursuant to Section 2.8.13(iii), the Borrower shall not be required to pay any fees pursuant to Section 2.8.2 with respect to the unallocated portion of such Defaulting Lender’s Ratable Share of all Letter of Credit Obligations, and (b) if any Defaulting Lender’s Ratable Share of the Letter of Credit Obligations is neither reallocated nor fully cash collateralized pursuant to Section 2.8.13(iii), then without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all fees payable under Section 2.8.2 with respect thereto shall be payable to the Issuing Lender until such Defaulting Lender’s Ratable Share of the Letter of Credit Obligations is reallocated and/or cash collateralized to the extent required pursuant to Section 2.8.13(iii);

          (ii) [Intentionally Omitted];
          (iii) if any outstanding Swing Loans or Letters of Credit exist at the time a Lender becomes a Defaulting Lender, then:
               (A) such Defaulting Lender’s pro rata portion of such Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Adjusted Ratable Shares but only to the extent (I) the sum of (a) the aggregate principal amount of all outstanding Revolving Credit Loans of all Non-Defaulting Lenders then outstanding plus (b) all Non-Defaulting Lenders’ Adjusted Ratable Shares of (x) the aggregate principal amount of all outstanding Swing Loans then outstanding plus (y) the Letter of Credit Obligations at such time does not exceed the aggregate amount of the Revolving Credit Commitments of all Non-Defaulting Lenders at such time and (II) the conditions set forth in Section 6.2(i) and (ii) are satisfied at such time;
               (B) such Defaulting Lender’s participation interests in such outstanding Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Adjusted Ratable Shares but only to the extent (I) the sum of (a) the aggregate principal amount of all outstanding Revolving Credit Loans of all Non-Defaulting Lenders then outstanding plus (b) all Non-Defaulting Lenders’ Adjusted Ratable Shares of (x) the aggregate principal amount of all outstanding Swing Loans then outstanding plus (y) the Letter of Credit Obligations at such time does not exceed the aggregate amount of the Revolving Credit Commitments of all Non-Defaulting Lenders at such time and (II) the conditions set forth in Section 6.2(i) and (ii) are satisfied at such time;
               (C) to the extent that all or any part of such Defaulting Lender’s pro rata portion of Swing Loans cannot be reallocated pursuant to Section 2.8.13(iii)(A), then the Borrower shall (I) within 15 days following notice from the Administrative Agent until such Defaulting Lender ceases to be a Defaulting Lender under this Agreement, establish and, thereafter, maintain a special collateral account (the “Swing Line Collateral Account”) with the Administrative Agent, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, (II) grant to the Administrative Agent for the benefit of the Swing Loan Lender and the other Lenders, solely as security for repayment of the unallocated portion of such Defaulting Lender’s Ratable Share of outstanding Swing Loans, a security interest in and to the Swing Line Collateral Account and any funds that may thereafter be deposited therein and (III) maintain in the Swing Line Collateral Account an amount equal to the unallocated portion of such Defaulting Lender’s Ratable Share of outstanding Swing Loans; and
               (D) to the extent that all or any part of such Defaulting Lender’s participations in outstanding Letters of Credit cannot be reallocated pursuant to Section 2.8.13(iii)(B), then the Borrower shall (I) within 15 days following notice from the Administrative Agent until such Defaulting Lender ceases to be a Defaulting Lender under this Agreement, establish and, thereafter, maintain a special collateral account (the “Letter of Credit Collateral Account”) with the Administrative Agent in the name of the Borrower but under the sole dominion and control of the Administrative Agent, (II) grant to the Administrative Agent for the benefit of the Issuing Lender and the other Lenders, as security for the unallocated portion of such Defaulting Lender’s Ratable Share of all Letter of Credit Obligations, a security interest in the Letter of Credit Collateral Account and any funds that may be deposited therein and (III) maintain in the Letter of Credit Collateral Account an amount equal to the unallocated portion of such Defaulting Lender’s Ratable Share of all Letter of Credit Obligations, regardless of whether any Letters of Credit have then been drawn.
          (iv) (A) the Swing Loan Lender shall not be required to, but in its sole discretion may from time to time elect to, fund any Swing Loan and (B) the Issuing Lender shall not be required to, but in its sole discretion may from time to time elect to, issue, amend or increase any Letter of Credit, unless in each case it is satisfied in its sole discretion that the related exposure will be 100% covered by the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.8.13(iii).
          (v) any amount payable to a Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, to the fullest extent permitted by law, be applied at such time or times as may be determined by the Administrative Agent (A) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (B) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender and the Swing Loan Lender under this Agreement, and (C) after the termination of the Revolving Credit Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
          (vi) In the event that the Borrower, the Administrative Agent, the Issuing Lender and the Swing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Loans and the Letter of Credit participations of the Revolving Credit Lenders shall be readjusted to reflect the inclusion of such Lender’s Ratable Share and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Credit Loans in accordance with its Ratable Share, subject to the provisions of Section 4.9.
3. INTEREST RATES
     3.1 Interest Rate Options. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided, that there shall not be at any one time outstanding more than seven (7) Borrowing Tranches in the aggregate among all of the Loans; and provided, further, that if an Event of Default exists and is continuing and the Administrative Agent, either in its sole discretion or at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no Loan may be requested, and no outstanding Loan may be converted to or continued, under the LIBOR Rate

Option and (ii) unless repaid, each Borrowing Tranche under the LIBOR Rate Option shall be converted to the Base Rate Option at the end of the Interest Period applicable thereto. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.
          3.1.1 Revolving Credit Interest Rate Options; Swing Line Interest Rate. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:
          (i) Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin for Loans bearing interest at the Base Rate Option, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or
          (ii) Revolving Credit LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate plus the Applicable Margin for Loans bearing interest at the LIBOR Rate Option.
Subject to Section 3.3, either the Base Rate Option or such other rate mutually agreed upon by the Borrower and PNC shall apply to each Swing Loan.
          3.1.2 Rate Quotations. The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.
     3.2 Interest Periods. At any time when the Borrower shall select, convert to or renew a LIBOR Rate Option, the Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:
          3.2.1 Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of $100,000 and not less than $1,000,000 (or, if the then aggregate amount available for borrowing under the Revolving Credit Commitments is less than $1,000,000, such lesser amount); and
          3.2.2 Renewals. In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

     3.3 Interest After Default.
          3.3.1 Interest Rate. To the extent permitted by law, if any principal of or interest on any Loan is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% per annum plus the rate otherwise applicable to such Loan as provided in Section 3.1.1. In addition, at any time that an Event of Default shall have occurred and be continuing, at the discretion of the Administrative Agent or at the written request of the Required Lenders and whether or not any principal or interest of any Loan has not been paid when due, all Loans shall bear interest, after as well as before judgment, at a rate per annum equal to 2% per annum plus the rate otherwise applicable to such Loans as provided in Section 3.1.1.
          3.3.2 Letter of Credit Fees and Other Obligations. To the extent permitted by the Law, at any time that an Event of Default shall have occurred and be continuing, at the discretion of the Administrative Agent or at the written request of the Required Lenders to the Administrative Agent, (i) the Letter of Credit Fee otherwise applicable pursuant to Section 2.8.2 , shall be increased by 2.0% per annum and (ii) each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional 2% per annum from the time such Obligation becomes due and payable and until it is paid in full.
          3.3.3 Acknowledgment; Payable on Demand. The Borrower acknowledges that the increase in rates referred to in this Section 3.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk. Under the circumstances described in this Section, interest on the Loans and the other amount referred to above shall be payable by the Borrower upon demand by the Administrative Agent.
     3.4 LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.
          3.4.1 Unascertainable. If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that:
          (i) adequate and reasonable means do not exist for ascertaining such LIBOR Rate; or
          (ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate;
the Administrative Agent shall have the rights specified in Section 3.4.3.
          3.4.2 Illegality; Increased Costs; Deposits Not Available. If at any time any Lender shall have determined that:
          (i) the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

          (ii) such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or
          (iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 3.4.3.
          3.4.3 Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 3.4.1 above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 3.4.2 above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a LIBOR Rate Option shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 3.4.1 and the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 3.4.2 , the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 4.9, as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 4.6. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.
     3.5 Selection of Interest Rate Options. If the Borrower fails to deliver a timely Loan Request with respect to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 3.2, the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, commencing upon the last day of the existing Interest Period. If the Borrower delivers a timely Loan Request with respect to Loans under the LIBOR Rate Option but does not specify an Interest Period, then the Borrower shall have been deemed to have selected an Interest Period of one Month’s duration.

4. PAYMENTS
     4.1 Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”
     4.2 Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees, Facility Fees, Letter of Credit Fees, or other fees (except for the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) or amounts due from the Borrower hereunder to the Lenders with respect to the Commitments and Loans, shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 3.4.3 in the case of an event specified in Section 3.4.2, 4.7 or 4.8) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees, Letter of Credit Fees, and other fees or amounts then due or payable such Lenders as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to PNC according to Section 2.5.5.
     4.3 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
          (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and
          (ii) the provisions of this Section 4.3 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 4.3 shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
Any Lender that fails at any time to comply with the provisions of this Section 4.3 (a “Breaching Lender”) shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of or relating to outstanding Loans, Letters of Credit, interest, fees or otherwise, to the remaining Lenders (other than Defaulting Lenders) for application to, and reduction of, their respective Ratable Share of all outstanding Loans and other unpaid Obligations of any of the Loan Parties. The Breaching Lender hereby authorizes the Administrative Agent to distribute such payments to such remaining Lenders (other than Defaulting Lenders) in proportion to their respective Ratable Share of all outstanding Loans and other unpaid Obligations of any of the Loan Parties to which such Lenders are entitled. A Breaching Lender shall be deemed to have satisfied the provisions of this Section 4.3 when and if, as a result of application of the assigned payments to all outstanding Loans and other unpaid Obligations of any of the Loan Parties to the Non-Defaulting Lenders, the Non-Defaulting Lenders’ (other than Defaulting Lenders) respective Ratable Share of all outstanding Loans and unpaid Obligations have returned to those in effect immediately prior to such violation of this Section 4.3.
     4.4 Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     4.5 Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the LIBOR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).
     4.6 Voluntary Prepayments.
          4.6.1 Right to Prepay. The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 4.9). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least (A) one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans to which the Base Rate Option applies and (B) three (3) Business Days prior to the prepayment of the Revolving Credit Loans to which the LIBOR Rate Option applies or no later than 1:00 p.m. on the date of prepayment of Swing Loans, setting forth the following information:
     (w) the date, which shall be a Business Day, on which the proposed prepayment is to be made;
     (x) a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans;
     (y) a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and
     (z) the total principal amount of such prepayment, which shall not be less than the lesser of (i) the Revolving Facility Usage or (ii) $100,000 for any Swing Loan or $1,000,000 for any Revolving Credit Loan.
          All prepayment notices shall be irrevocable; provided that a notice of prepayment delivered by the Borrower in conjunction with a notice of termination of the Revolving Credit Commitments in full delivered pursuant to Section 2.8.11 may state that such notice is conditioned upon the effectiveness of other credit facilities or debt or equity issuances, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The principal amount of the Loans for which a prepayment notice is given, together with accrued and unpaid interest on such principal amount shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made; provided that, any prepayment of Loans to which the Base Rate Option applies shall not require a payment of accrued and unpaid interest thereon so long as the Revolving Credit Commitments are in effect. Except as provided in Section 3.4.3 , if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (i) first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies. Any prepayment hereunder shall be subject to the Borrower’s obligation to indemnify the Lenders under Section 4.9.
          4.6.2 Replacement of a Lender. In the event any Lender (i) gives notice under Section 3.4, (ii) requests compensation under Section 4.7, or requires the Borrower to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 4.8, (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 10.1, then in any such event the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.8), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
          (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.8;
          (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
          (iii) in the case of any such assignment resulting from a claim for compensation under Section 4.7.1 or payments required to be made pursuant to Section 4.8, such assignment will result in a reduction in such compensation or payments thereafter; and
          (iv) such assignment does not conflict with applicable Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     4.7 Increased Costs.
          4.7.1 Increased Costs Generally. If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

          (ii) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan under the LIBOR Rate Option made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.8 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or
          (iii) impose on any Lender, the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan under the LIBOR Rate Option made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan under the LIBOR Rate Option (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or the Issuing Lender, the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
          4.7.2 Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
          4.7.3 Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 4.7.1 or 4.7.2 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

          4.7.4 Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered unless such Lender or Issuing Lender gives notice to the Borrower that it is obligated to pay an amount under this Section within six (6) months after the later of (i) the date that such Lender or the Issuing Lender, as the case may be, incurs such increased costs or reductions or (ii) such Lender or the Issuing Lender has actual knowledge of its incurrence of such increased costs or reductions (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).
          Notwithstanding any other provision of this Section 4.7, neither any Lender nor the Issuing Lender shall demand compensation for any increased costs or reduction referred to in this Section 4.7 if it shall not be the general policy or practice of such Lender or the Issuing Lender, as the case may be, to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any (it being understood that this sentence shall not in any way limit the discretion of any Lender or the Issuing Lender to waive the right to demand such compensation in any given case).
     4.8 Taxes.
          4.8.1 Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Official Body in accordance with applicable Law.
          4.8.2 Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 4.8.1 above, the Borrower shall timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law.
          4.8.3 Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the

Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.
          4.8.4 Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to an Official Body, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          4.8.5 Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence, expiration or invalidity of such form previously delivered by such Foreign Lender. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, the Administrative Agent shall be entitled to withhold United States federal income taxes at the full statutory withholding rate then in effect if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the United States Income Tax Regulations. The Administrative Agent is indemnified under §1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements or to determine the amount of backup withholding tax to deduct and withhold from such payment. Each Foreign Lender shall promptly notify the Administrative Agent and the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authority for such purpose).
          Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
          (i) two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

          (ii) two (2) duly completed valid originals of IRS Form W-8ECI,
          (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,
          (iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made, or
          (v) to the extent that any Lender is not a Foreign Lender, such Lender shall submit to the Administrative Agent and, upon a written request therefor from the Borrower, to the Borrower two (2) originals of an IRS Form W-9 or any other form prescribed by applicable Law demonstrating that such Lender is not a Foreign Lender.
          If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including any notice described in Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent, as the case may be, to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
          4.8.6 Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall, within 30 days from the date of such receipt, pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Official Body with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Official Body) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Official Body. This Section shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     4.9 Indemnity. In addition to the compensation or payments required by Section 4.7 or Section 4.8, the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained) which such Lender sustains or incurs as a consequence of any:
          (i) payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due); or
          (ii) the failure to borrow, convert, continue, pay or prepay any Loan (for a reason other than the failure of such Lender to make a Loan in accordance with the terms hereof) on the date specified in any notice delivered pursuant hereto.
          If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.
     4.10 Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrower may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in Section 2.1.2 hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 4.10 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 . The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.

5. REPRESENTATIONS AND WARRANTIES
     5.1 Representations and Warranties. The Borrower represents and warrants to the Administrative Agent and each of the Lenders as follows:
          5.1.1 Financial Condition.
          (i) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 2010 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (a) the Loans to be made on the Closing Date and the use of proceeds thereof and (b) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at September 30, 2010, assuming that the events specified in the preceding sentence had actually occurred at such date.
          (ii) The audited consolidated balance sheets of the Borrower as at December 31, 2009, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. Such audited financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).
          (iii) The unaudited consolidated balance sheet of the Borrower as at September 30, 2010, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended. All such unaudited financial statements have been prepared in accordance with GAAP applied consistently throughout the periods involved (subject to normal year-end audit adjustments and the absence of footnotes).
               5.1.1.2 Neither the Borrower nor any of its Subsidiaries has any material Guarantee Obligations, contingent liabilities or liabilities for taxes, or any long-term material leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in Sections 5.1.1(ii) or (iii) and are not permitted to be incurred under this Agreement. During the period from September 30, 2010 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

          5.1.2 No Change. Since September 30, 2010, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
          5.1.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (except no representation is made as to the good standing of any Subsidiary organized under the laws of a jurisdiction in which there is no concept of good standing), (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify would not, in the aggregate, be reasonably likely to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          5.1.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Official Body or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.1.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 5.1.17. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          5.1.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective material properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).
          5.1.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Official Body is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
          5.1.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Potential Default or Event of Default has occurred and is continuing.
          5.1.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.2.7.
          5.1.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted that is material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Group Members taken as a whole. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property that is material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Group Members taken as a whole, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person, except to the extent of any infringements which would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.
          5.1.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Official Body (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed with respect to any Group Member that is not permitted under Section 7.2.2., and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.
          5.1.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
          5.1.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.
          5.1.13 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
          5.1.14 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 5.1.14 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.
          5.1.15 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
          (i) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;
          (ii) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
          (iii) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;
          (iv) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
          (v) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the

Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;
          (vi) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
          (vii) no Group Member has assumed any liability of any other Person under Environmental Laws.
          5.1.16 Accuracy of Information, etc. No written statement or information contained in this Agreement, any other Loan Document or any other schedule, exhibit, report, document, certificate or other written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (excluding any projections, pro forma financial information and information of a general economic or industry nature), as such information, schedule, exhibit, report, document, certificate or other written statement has been amended, supplemented or superseded by any other written information, schedule, exhibit, report, document, certificate or other written statement later delivered to the same parties receiving such written information, schedule, exhibit, report, document, certificate or other written statement prior to the date on which this representation is made or deemed made, contained as of the date such written statement, information, schedule, exhibit, report, document, certificate or other written statement was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, when taken as a whole and in light of the circumstances when made, not materially misleading, provided that in the case of written information, schedules, exhibits, reports, documents, certificates, or other written statements made, delivered or prepared by Persons other than the Borrower, its Subsidiaries and their agents, such representation and warranty is subject to the qualification that it is true and correct only to the knowledge of the Borrower and its Subsidiaries. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in any other written information, schedules, exhibits, reports, documents, certificates and written statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents or in the section entitled “Risks Related to Mafco Worldwide’s Business and Industry” set forth in the Report on (i) Form 10-K of M&F Worldwide for the fiscal year ended December 31, 2009 and (ii) Form 10-Q of M&F Worldwide for the fiscal quarters ended March 31, 2010, June 30 2010 and September 30, 2010.
          5.1.17 Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal,

valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement that constitutes “certificated securities” (as defined in the UCC), when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, together with undated stock powers covering such certificates duly executed in blank by the applicable Loan Party (and, in the case of any Pledged Stock that is issued by a foreign issuer, the applicable provisions of foreign Law are complied with), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 5.1.17 in appropriate form are filed in the offices specified on Schedule 5.1.17 and the other actions specified on Schedule 5.1.17 have been duly taken, the Guarantee and Collateral Agreement shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock that constitutes certificated securities, Liens permitted by Section 7.2.2).
          5.1.18 Solvency. The Loan Parties, taken as a whole, are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.
          5.1.19 ERISA Compliance. Neither a Reportable Event nor the failure to satisfy the minimum funding standard as described in Section 412 of the Code or Section 302 of ERISA has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan that resulted, or could reasonably be expected to result, in any unpaid liability, and each Plan (other than any Multiemployer Plan or any multiemployer health or welfare plan) has complied (in form and in operation) in all material respects with the applicable provisions of ERISA and the Code, except as such Reportable Event, or such failure to satisfy or comply, could not reasonably be expected to have a Material Adverse Effect. No Lien in favor of the PBGC or a Plan has arisen during such five-year period. The present value of all accrued benefits under each Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits (and also allocable, in the case of a multiple employer Plan, to the Borrower or its ERISA Affiliates) by a material amount. Neither the Borrower nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan that has resulted, or could reasonably be expected to result, in a material liability under ERISA, and neither the Borrower nor any ERISA Affiliate would become subject to any material liability under ERISA if the Borrower or any such ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.
6. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT
     The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

     6.1 First Loans and Letters of Credit.
          6.1.1 Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:
          (i) (a) this Agreement, executed and delivered by the Administrative Agent, the Lenders and the Borrower, (b) the Notes executed and delivered by the Borrower, (c) the Guarantee and Collateral Agreement, executed and delivered by the Borrower, Holdings and each other Guarantor, (d) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party and (e) the completed Perfection Certificate executed and delivered by the Borrower and the other Loan Parties;
          (ii) (a) the Pro Forma Balance Sheet, (b) audited consolidated financial statements of the Borrower for the fiscal year ending December 31, 2009, (c) unaudited consolidated financial statements of the Borrower for each fiscal quarter ended after the latest fiscal year referred to in clause (b) above through the fiscal quarter ended September 30, 2010 and thereafter, as such financial statements are available, and unaudited consolidated financial statements for the same period of the prior fiscal year and (d) to the extent available to management prior to the Closing Date, monthly financial data generated by the Borrower’s internal accounting systems for use by senior and financial management for each month after the latest fiscal quarter for which financial statements have been received pursuant to clause (b) above;
          (iii) evidence that all governmental and third party approvals necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect;
          (iv) results of a recent lien search in each jurisdiction where a Loan Party is organized and where a Loan Party maintains its chief executive office, and such searches shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.2.2 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent;
          (v) received all fees required to be paid to the Administrative Agent and the Lenders, and all expenses required to be reimbursed for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date;
          (vi) evidence reasonably satisfactory to it that the Existing Credit Agreement has been terminated and all amounts then due and payable thereunder have been satisfied in full and all Liens securing the Indebtedness thereunder have been released;
          (vii) executed legal opinions from Paul, Weiss Rifkind, Wharton & Garrison LLP, counsel to the Borrower and the other Loan Parties in each case covering such matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require;

          (viii) (a) the certificates representing the certificated shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (b) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof;
          (ix) each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.2.2), shall be in proper form for filing, registration or recordation;
          (x) insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement;
          (xi) a certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (a) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct (x) in the case of representations and warranties qualified by materiality, in all respects and (y) otherwise, in all material respects, (b) the Loan Parties are in compliance with each of the covenants and conditions hereunder, (c) no Event of Default or Potential Default exists, and (d) no Material Adverse Effect has occurred since September 30, 2010;
          (xii) a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (a) all corporate action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers of such Loan Party authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in the state where organized;
          (xiii) a solvency certificate from the chief financial officer of Holdings and the Borrower, in form and substance reasonably acceptable to the Administrative Agent;
          (xiv) a pro forma compliance certificate in a form reasonably acceptable to the Administrative Agent; and
          (xv) such other documents in connection with such transactions as the Administrative Agent or said counsel may reasonably request.
     6.2 Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) the representations, warranties of each Loan Party set forth in the Loan Document shall be true and correct (x) in the case of representations and warranties qualified by materiality, in all respects and (y) otherwise, in all material respects, in each case on and as of such date as if made on and as of such date (except to the extent that such representations and warranties relate to an earlier date in which case such representations and warranties that expressly relate to an earlier date are true and correct, in the case of such representations and warranties qualified by materiality, in all respects, and otherwise in all material respects, as of such earlier date), (ii) no Event of Default or Potential Default shall have occurred and be continuing, and (iii) the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be.
Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.
7. COVENANTS
     The Borrower covenants and agrees that until Payment In Full, the Borrower shall, and shall cause Holdings and each of the Borrower’s and Holdings’ Subsidiaries to:
     7.1 Affirmative Covenants.
          7.1.1 Financial Statements. Furnish to each Lender, through the Administrative Agent:
          (i) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; and
          (ii) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by an Authorized Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).
All such financial statements shall (a) be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein) and (b) reflect, whether as a line item, in a footnote or otherwise, the adjustments to Consolidated EBITDA described in clauses (a)(i) through (viii) and (b)(i) through (v), as applicable, of that definition, for the applicable period.

          7.1.2 Certificates; Other Information. Furnish to each Lender, through the Administrative Agent (or, in the case of clause (iv), to the relevant Lender):
          (i) [intentionally omitted];
          (ii) concurrently with the delivery of any financial statements pursuant to Section 7.1.1, (a) a certificate of an Authorized Officer stating that such Authorized Officer has obtained no knowledge of any Potential Default or Event of Default that occurred during such period except as specified in such certificate, (b) a compliance certificate containing all information and calculations necessary for determining compliance by the Borrower with Section 7.2.1 as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be (each, a “Compliance Certificate”), and (c) to the extent not previously disclosed to the Administrative Agent, a listing of any Intellectual Property registered, issued or subject to a pending application for registration or issuance and acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (or, in the case of the first such list so delivered, since the Closing Date);
          (iii) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Authorized Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;
          (iv) within five days after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC;
          (v) concurrently with the delivery of the financial statements (a) under Section 7.1.1(i), to the extent applicable, notice of any material change in GAAP or in the application thereof, in each case, with respect to the consolidated financial statements of the Borrower, that has occurred since the date of the consolidated balance sheet of the Borrower most recently delivered pursuant to Section 7.1.1(i), and (b) under Section 7.1.1(i) or (ii), any change by the Borrower to International Financial Reporting Standards; and
          (vi) promptly, such additional available financial and other information with regard to any Group Member as any Lender may from time to time reasonably request.
          7.1.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations (excluding Indebtedness) of whatever nature, including obligations in respect of Taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member; provided, however, notwithstanding the foregoing, in the case of obligations in respect of Taxes, the Borrower and each other Group Member shall pay, discharge or otherwise satisfy any such Tax obligations (i) upon the commencement of enforcement or foreclosure proceedings with respect to any Lien securing any such Tax obligations and (ii) where the failure to make such payment or the failure to discharge or otherwise satisfy any such Tax obligations pending resolution of any contest of such Tax obligations could reasonably be expected to result in a Material Adverse Effect. Notwithstanding anything to the contrary in the foregoing sentence, the Borrower shall not be in default under this Section 7.1.3 unless the aggregate amount of non-contested obligations which the Group Members have so failed to pay, discharge or satisfy before they become delinquent and which remain delinquent at the time of determination is more than $3,000,000 in the aggregate.
          7.1.4 Maintenance of Existence; Compliance. (i)(a) Preserve, renew and keep in full force and effect its organizational existence and (b) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.2.4 and Section 7.2.5 and except, in the case of clause (b) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (ii) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          7.1.5 Maintenance of Property; Insurance. (i) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not, in the aggregate, be reasonably likely to have a Material Adverse Effect, and (ii) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business (taking into account the availability of such insurance in certain geographic regions where such property may be located).
          7.1.6 Inspection of Property; Books and Records; Discussions. (i) Keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and in all material respects with all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (ii) permit representatives of (a) the Administrative Agent and (b) any Lender in coordination with the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records it may reasonably request at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and, after reasonable notice to the Borrower, with their independent certified public accountants with the participation, if requested by a Group Member, of such Group Member.
          7.1.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

          (i) the occurrence of any Potential Default or Event of Default, including any Change in Control;
          (ii) any (a) default or event of default under any Contractual Obligation of any Group Member or (b) litigation, investigation or proceeding that may exist at any time between any Group Member and any Official Body, that in either case, could reasonably be expected to have a Material Adverse Effect;
          (iii) any litigation or proceeding affecting any Group Member (a) in which it could be reasonably expected, in the good faith opinion of such Group Member, to result in such Group Member incurring a liability of $3,000,000 or more and not covered by insurance, (b) in which injunctive or similar relief is sought which could reasonably be expected to have a Material Adverse Effect or (c) which relates to any Loan Document;
          (iv) (a) the occurrence of any ERISA Event, a failure to make any required contribution to a Plan or a Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (b) the institution of proceedings or the taking, or expected taking, of any other action by the PBGC or the Borrower or any ERISA Affiliate or any Multiemployer Plan with respect to the withdrawal (including any partial withdrawal) from, or the termination, Reorganization or Insolvency of, any Plan; and
          (v) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 7.1.7 shall be accompanied by a statement of an Authorized Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
          7.1.8 Environmental Laws. (i) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except in each case to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
          (ii) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Official Bodies regarding Environmental Laws, except (a) to the extent that the failure to perform any of the obligations contained in this Section 7.1.8(ii) could not reasonably be expected to have a Material Adverse Effect or (b) to the extent that such obligations are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.
          7.1.9 Additional Collateral, etc. (i) With respect to any property acquired after the Closing Date by any Loan Party that constitutes Collateral (as defined in the Guarantee and Collateral Agreement) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (a) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property as required by the Guarantee and Collateral Agreement and (b) take all actions deemed necessary or reasonably advisable by the Administrative Agent to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such Collateral to the extent contemplated by the Guarantee and Collateral Agreement, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by Law or as may be requested by the Administrative Agent.
          (ii) With respect to any new Subsidiary (other than a Foreign Subsidiary) created or acquired after the Closing Date as a direct Subsidiary of any Loan Party, promptly (a) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (b) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (c) cause such new Subsidiary (I) to become a party to the Guarantee and Collateral Agreement, (II) to take such actions necessary or reasonably advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary to the extent contemplated by the Guarantee and Collateral Agreement, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (III) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of the certificate delivered pursuant to Section 6.1.1(viii), with appropriate insertions and attachments, and (d) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance (but generally within the scope of the legal opinion delivered pursuant to Section 6.1.1(vii), and from counsel, reasonably satisfactory to the Administrative Agent.
          (iii) With respect to (x) any new Foreign Subsidiary (other than any Immaterial Foreign Subsidiary) created or acquired after the Closing Date as a direct Subsidiary of any Loan Party or (y) any Immaterial Foreign Subsidiary that is a direct Subsidiary of a Loan Party and ceases to be an Immaterial Foreign Subsidiary after the Closing Date, promptly (a) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any such Subsidiary be required to be so pledged), (b) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as the Administrative Agent may deem necessary or reasonably advisable to perfect the

Administrative Agent’s security interest therein, and (c) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (iv) Notwithstanding the foregoing, this Section 7.1.9 shall not require the creation or perfection of pledges of or security interests in, or the obtaining of legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of any Guaranty by any Subsidiary, if, and for so long as the Administrative Agent, in consultation with the Borrower, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to the Borrower and its Subsidiaries (including the imposition of withholding or other material taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of legal opinions or other deliverables with respect to particular assets or the provision of any Guaranty by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.
          7.1.10 Intentionally Omitted
          7.1.11 Further Assurances. Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Administrative Agent’s Lien on and first priority security interest in the Collateral whether now owned or hereafter acquired as a continuing first priority perfected Lien to the extent contemplated by the Guarantee and Collateral Agreement, subject only to Permitted Exceptions, and shall do such other acts and things as the Administrative Agent in its discretion may deem necessary or reasonably advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.
          7.1.12 Anti-Terrorism Laws. None of the Loan Parties is or shall be (i) a Person with whom any Lender is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) otherwise in violation of any Anti-Terrorism Law. The Loan Parties shall provide to the Lenders any certifications or information that a Lender requests to confirm compliance by the Loan Parties with Anti-Terrorism Laws.
          7.1.13 Operating Accounts. Each of the Loan Parties shall maintain their principal deposit accounts with PNC so long as PNC is the Administrative Agent and, if PNC ceases to be the Administrative Agent, use commercially reasonable efforts to enter into control agreement(s) with respect to their primary deposit accounts (such control agreements to be in a form and substance reasonably acceptable to the successor Administrative Agent), for the benefit of the Administrative Agent and the other Secured Parties (as defined in the Guarantee and Collateral Agreement).
     7.2 Negative Covenants. The Borrower covenants and agrees that until Payment in Full, the Borrower shall not, and shall not permit Holdings or any of the Borrower’s or Holdings’ Subsidiaries to, directly or indirectly:
          7.2.1 Financial Covenants.
          (i) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter, commencing with the fiscal quarter ending December 31, 2010, to exceed 2.25 to 1.0.
          (ii) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter, commencing with the fiscal quarter ending December 31, 2010, to be less than 5.5 to 1.0.
          (iii) Capital Expenditures: Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $3,500,000 in the aggregate in any fiscal year commencing with the fiscal year ending December 31, 2010; provided, that the amount of Capital Expenditures permitted for any fiscal year, commencing with the fiscal year ending December 31, 2011, shall be increased by an amount equal to the excess, if any, of (a) the unused permitted Capital Expenditures for the immediately preceding fiscal year to the extent not in excess of $500,000 over (b) an amount equal to the amount of unused permitted Capital Expenditures, if any, carried forward to such preceding year.
          7.2.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of their properties, assets (including shares of Capital Stock) or revenues, whether now owned or hereafter acquired, except for the following (collectively, “Permitted Exceptions”):
          (i) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or any of its Subsidiaries, as the case may be, in accordance with GAAP;
          (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings;
          (iii) pledges or deposits in connection with workmen’s compensation, unemployment insurance and other social security legislation;
          (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), government contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred and statutory or contractual bankers’ Liens on monies held in bank accounts in the ordinary course of business;

          (v) easements, servitudes, covenants, conditions, reservations, licenses, agreements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, survey defects, restrictions on the use of property or minor defects or irregularities in title thereto which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
          (vi) Liens created pursuant to the Security Documents;
          (vii) Liens in favor of the United States for amounts paid by the Borrower or any of its Subsidiaries as progress payments under government contracts entered into by them;
          (viii) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;
          (ix) attachment, judgment or other similar Liens arising in connection with court or arbitration proceedings, provided that the same are discharged, or that execution or enforcement thereof is stayed pending appeal, within 30 days or (in the case of any execution or enforcement pending appeal) such lesser time during which such appeal may be taken;
          (x) Liens granted in the ordinary course of business of the Borrower or any of its Subsidiaries in favor of issuers of documentary or trade letters of credit for the account of the Borrower or such Subsidiary which support the purchase and/or importation of inventory of the Borrower and its Subsidiaries, which Liens secure the reimbursement obligations of the Borrower or such Subsidiary on account of such letters of credit; provided that each such Lien is limited to (i) the assets acquired or shipped with the support of such letter of credit and (ii) any assets of the Borrower or such Subsidiary which are in the care, custody or control of such issuer in the ordinary course of business;
          (xi) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of investments of the type permitted by Section 7.2.7(i)(b); provided that such Liens (i) attach only to such investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such investments and not any obligation in connection with margin financing;
          (xii) Liens set forth in Schedule 7.2.2(xii);
          (xiii) Liens on the assets of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary permitted by Section 7.2.10(vi) or other obligations of such Foreign Subsidiary;
          (xiv) Liens securing Indebtedness incurred pursuant to Section 7.2.10(vii) to purchase or finance the purchase of real or personal property or to refinance, refund, renew or extend any such Indebtedness; provided that (i) such Liens shall be created substantially simultaneously with the purchase of such property or such refinancing, refunding, renewal or extension, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured by such Lien is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the purchase price of such property;
          (xv) Liens on the property of a Person which becomes a Subsidiary after the date hereof securing Indebtedness of such Subsidiary permitted under Section 7.2.10(viii) (provided that (i) such Liens existed at the time such Person became a Subsidiary and were not incurred in anticipation thereof or secure refinancing Indebtedness permitted under Section 7.2.10(viii), (ii) immediately after giving effect to the acquisition of such Person, no Potential Default or Event of Default shall have occurred and be continuing, (iii) any such Lien is not spread to cover any other property (or other categories of property) of such Person after the time such Person becomes a Subsidiary and (iv) the amount of the Indebtedness secured thereby is not increased;
          (xvi) Intellectual Property licensing agreements entered into in the ordinary course of business;
          (xvii) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
          (xviii) any extension, renewal or replacement of the foregoing; provided that the Liens permitted by this paragraph shall not extend to or cover any additional Indebtedness or property (other than a substitution of like property); and
          (xix) other Liens that do not, individually or in the aggregate, secure obligations in excess of $1,500,000 outstanding at any time; provided, that such any such Lien on any Collateral shall not be senior to the Administrative Agent’s Liens thereon.
          7.2.3 Limitation on Guarantee Obligations. Agree to, or assume or incur, or otherwise in any way be or become responsible or liable, directly or indirectly, with respect to, any Guarantee Obligation other than:
          (i) Guarantee Obligations pursuant to the Guarantee and Collateral Agreement;
          (ii) Guarantee Obligations of any Subsidiary of the Borrower in the nature of a guarantee of Indebtedness or other obligations of the Borrower or any other Wholly Owned Subsidiary of the Borrower (including, without limitation, any Wholly Owned Subsidiary incurring such Guarantee Obligations);
          (iii) Guarantee Obligations of any Person which becomes a Subsidiary after the date hereof, provided that (i) such Guarantee Obligations existed at the time such Person became a Subsidiary and were not created in anticipation thereof; (ii) immediately after giving effect to the acquisition of such Person, no Potential Default or Event of Default shall have occurred or be continuing and (iii) the amount thereof does not result in a violation of Section 7.2.7(vii);

          (iv) Guarantee Obligations of the Borrower in the nature of guarantees of Indebtedness or other obligations of any of its Wholly Owned Subsidiaries to the extent such Indebtedness or other obligations, as the case may be, is not prohibited by this Agreement;
          (v) Guarantee Obligations pursuant to the indemnification provisions of the Assignment and Assumption Agreement; and
          (vi) Guarantee Obligations permitted pursuant to Section 7.2.7(vi).
          7.2.4 Limitation on Fundamental Changes. Enter into any transaction in the nature of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), Dispose of, in one transaction or a series of related transactions, all or substantially all of the business or assets of the Borrower, or enter into any such transaction or series of related transactions with regard to a group of Subsidiaries which, if merged into a single Subsidiary, would constitute a substantial part of the business or assets of the Borrower, or acquire by purchase or otherwise all or substantially all the business or assets of, or Capital Stock or other evidences of beneficial ownership of, any Person, except that:
          (i) any Subsidiary of the Borrower (i) may be merged or consolidated with or into, or its assets liquidated and distributed to, the Borrower, provided that the Borrower shall be the continuing or surviving corporation or (ii) may be merged or consolidated with or into, or its assets liquidated and distributed to, any one or more Wholly Owned Subsidiaries of the Borrower; provided that no Domestic Subsidiary may be merged or consolidated with or into a Foreign Subsidiary unless a Domestic Subsidiary is the continuing or surviving entity and no Domestic Subsidiary may have its assets liquidated and distributed to any Foreign Subsidiary;
          (ii) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or a Wholly Owned Subsidiary of the Borrower and, in the event such Subsidiary shall so Dispose of all of its assets, such Subsidiary may liquidate, wind up or dissolve; provided that no Domestic Subsidiary may Dispose of any of its assets to any Foreign Subsidiary other than in the ordinary course of business;
          (iii) the Borrower and its Subsidiaries may make acquisitions, investments and purchases permitted by Section 7.2.7; and
          (iv) any Foreign Subsidiary that does not have any property may liquidate, wind up or dissolve.
          7.2.5 Limitation on Sale of Assets. Dispose of any of its assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any of the Subsidiaries of the Borrower, issue any shares of Capital Stock (other than any director’s qualifying shares), to any Person other than the Borrower or any of its Subsidiaries, except:
          (i) as permitted by Sections 7.2.2, 7.2.4, 7.2.6 or 7.2.7;

          (ii) the sale or other disposition (including abandonment) of any property (including Intellectual Property rights) which has become uneconomic, obsolete or worn out and which is disposed of in the ordinary course of business;
          (iii) the sale of inventory in the ordinary course of business;
          (iv) Intellectual Property licensing agreements entered into in the ordinary course of business;
          (v) Dispositions of Cash and Cash Equivalents in the ordinary course of business;
          (vi) any transfer of property or assets that represents a surrender or a waiver of a contract right or a settlement, surrender or release of a contract or tort claim;
          (vii) the lease or sublease of any real property interest that is not useful in the business of the Borrower or any Subsidiary;
          (viii) Dispositions of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between joint venture parties; and
          (ix) Dispositions of property not having a value, together with all other Dispositions pursuant to this clause (ix), in excess of $5,000,000 during the term of this Agreement.
          7.2.6 Limitation on Restricted Payments. Make any Restricted Payment, except that the following Restricted Payments may be made:
          (i) Restricted Payments to Holdings in amounts equal to the amounts required for Holdings to pay franchise and similar taxes and other fees required to maintain its corporate existence;
          (ii) Restricted Payments necessary for M & F Worldwide and PCT International Holdings Inc. to pay (i) franchise and similar taxes, (ii) other fees required to maintain its corporate existence, and (iii) other out-of-pocket expenses incurred in the ordinary course of business resulting from M & F Worldwide’s status as a publicly held corporation in an amount not exceeding in the aggregate $2,000,000 during any fiscal year;
          (iii) Restricted Payments as required by the Tax Agreement;
          (iv) Restricted Payments by any Subsidiary to its parent company so long as such parent company is the Borrower or a Wholly Owned Subsidiary;
          (v) Restricted Payments in the form of distributions by the Borrower and Holdings of intercompany advances made by the Borrower to M & F Worldwide after the date hereof pursuant to Section 7.2.6(ii);

          (vi) so long as no Potential Default or Event of Default shall have occurred and be continuing, other Restricted Payments not to exceed $500,000 in the aggregate in any fiscal year; and
          (vii) after delivery to the Lenders of the Borrower’s annual audited financial statements pursuant to Section 5.1.1 for any fiscal year and a certificate signed by an Authorized Officer of the Borrower detailing the calculation of Excess Cash Flow for the immediately preceding fiscal year, and so long as no Potential Default or Event of Default shall have occurred and be continuing, additional Restricted Payments in an aggregate amount equal to the difference between (a) fifty percent (50%) of Excess Cash Flow for such immediately preceding fiscal year and (b) without duplication of any deductions in the determination of Excess Cash Flow, the aggregate amount of advances to or investments in suppliers made by the Borrower and its Subsidiaries in such immediately preceding fiscal year net of any repayments by suppliers of such investments or advances in such immediately preceding fiscal year.
          7.2.7 Limitation on Investments, Loans, Advances and Acquisitions. Make or commit to make any advance, loan, extension of credit or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make any other investment in, any Person (other than the Borrower or any of its Subsidiaries), except:
          (i) investments by the Borrower and its Subsidiaries in accounts, contract rights and chattel paper (as defined in the Uniform Commercial Code), put and call foreign exchange options and foreign exchange forwards and futures to the extent necessary to hedge foreign exchange exposures and notes receivable, arising or acquired in the ordinary course of business and in Hedge Agreements and;
          (ii) investments in Cash Equivalents;
          (iii) investments by Foreign Subsidiaries in investments of a type similar to Cash Equivalents made outside of the United States;
          (iv) extensions of trade credit in the ordinary course of business;
          (v) the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising out of the ordinary course of business; provided that the Borrower and its Subsidiaries have paid no new consideration (other than forgiveness of Indebtedness or other obligations) therefor;
          (vi) (a)(1) advances, loans and other extensions of credit (including by way of Guaranty) to suppliers for financing raw material collections and raw material collection operations, reduced by the value of goods actually received by the Borrower and its Subsidiaries (net of any payments by a Group Member for such goods), (2) investments in joint venture operations reduced by the fair market value of any assets actually received by the Borrower and its Subsidiaries from such joint venture operations (net of any payments by a Group Member for such assets), and (3) acquisitions of manufacturing technology, licenses and other intellectual property, in each such case in the ordinary course of business, and in an aggregate amount not exceeding in $30,000,000 at any time outstanding for all such advances, loans, extensions of credit, investments and acquisitions made under this Section 7.2.7(vi)(a), and (b) advances, loans, extensions of credit (including by way of Guaranty), capital contributions and other investments in other Persons not to exceed in the aggregate, when added to the outstanding amount of Guarantee Obligations incurred pursuant to Section 7.2.3(iii), $5,000,000 in the aggregate outstanding at any time (and such investments to be measured by their fair market value at the time of the investment). For the sake of clarity, it is understood that with respect to clause (a) or (b) above all calculations of the aggregate amount of the advances, loans, extensions of credit (including by way of Guaranty), capital contributions and other investments outstanding at such time shall be reduced by (I) any cash refunds or repayments of such advances, loans or extensions of credit and (II) any cash distributions made on account of such capital contributions and investments;
          (vii) investments pursuant to the contribution and indemnification provisions of the Mafco Assignment and Assumption Agreement;
          (viii) loans and advances to officers, directors and employees in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) not to exceed $1,000,000 in the aggregate at any time outstanding;
          (ix) Permitted Acquisitions; and
          (x) Restricted Payments permitted by Section 7.2.6.
          7.2.8 Sale and Leaseback. Enter into any arrangement with any Person whereby the Borrower shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property.
          7.2.9 Limitation on Transactions with Affiliates. Enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any Affiliate of the Borrower (other than the Borrower or any Wholly Owned Subsidiary of the Borrower) other than, to the extent not otherwise prohibited by this Agreement, (i) transactions that are in the ordinary course of business and are upon terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, (ii) transactions contemplated by the Tax Agreement, (iii) Restricted Payments permitted by Section 7.2.6, (iv) any transaction with a joint venture between the Borrower or any of its Subsidiaries, on the one hand, and a third party that is not directly or indirectly controlled by an Affiliate of the Borrower, on the other hand, (v) arrangements with officers, directors, representatives, consultants and employees of Holdings, the Borrower and their Subsidiaries relating to their employment and benefits as such, (vi) any transaction pursuant to which an Affiliate of the Borrower will provide to the Borrower and its Subsidiaries at their request and at the cost of such Affiliate certain allocated services, including services to be purchased from third party providers, such as legal and accounting services, tax, consulting, financial advisory, corporate governance, insurance coverage and other services and (vii) payments by the Borrower or a Subsidiary of the Borrower to an Affiliate of the Borrower for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Borrower in good faith.
          7.2.10 Indebtedness. Create, incur or suffer to exist any Indebtedness except:
          (i) Indebtedness to the Lenders hereunder and under the other Loan Documents;
          (ii) Indebtedness in respect of Hedge Agreements permitted by Section 7.2.12;
          (iii) Indebtedness outstanding on the date hereof and listed in Schedule 7.2.10(iii), any refinancings, refundings, renewals or extensions thereof that do not increase the principal amount thereof and other Indebtedness outstanding on the date hereof in an aggregate principal amount not to exceed $250,000;
          (iv) Indebtedness of (a) Subsidiaries to the Borrower or to other Subsidiaries and (b) the Borrower to any of its Subsidiaries;
          (v) Indebtedness of the Borrower and its Subsidiaries secured by Liens permitted by Section 7.2.2(xiv) or (xv) hereof;
          (vi) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $7,500,000 at any time outstanding;
          (vii) Indebtedness (including, without limitation, Capital Lease Obligations) secured by a Lien permitted by Section 7.2.2(xiv), and any refinancings, refundings, renewals or extensions thereof which in any case does not increase the principal amount thereof, in an aggregate principal amount not to exceed $3,000,000 at any time outstanding;
          (viii) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Permitted Acquisition, and any Indebtedness of such Person that refinances, refunds, renews or extends such Indebtedness so long as the principal amount of the original Indebtedness is not increased by any such refinancings, refundings, renewals or extensions; provided that (A) any such original Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired, (B) the aggregate principal amount of Indebtedness permitted by this clause (viii) shall not exceed $3,000,000 at any time outstanding and (C) neither Holdings, the Borrower nor any Subsidiary of the Borrower (other than such Person or the Subsidiary with which such Person is merged or consolidated or that so assumes such Person’s Indebtedness) shall Guaranty or otherwise become liable for the payment of such Indebtedness;
          (ix) earn-outs and post-closing purchase price adjustments in connection with Permitted Acquisitions consummated after the Closing Date;

          (x) Indebtedness incurred under a purchase card facility provided by PNC, the aggregate principal amount under which does not exceed $500,000 at any time outstanding; and
          (xi) additional unsecured Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $4,000,000 at any one time outstanding.
          7.2.11 Limitation on Modifications of Tax Agreement and Mafco Assignment and Assumption Agreement. Modify or waive any provision of the Tax Agreement or the Mafco Assignment and Assumption Agreement, to the extent such amendment, modification or waiver would be reasonably likely to have a material adverse effect on the interests of the Lenders hereunder and under the other Loan Documents.
          7.2.12 Hedge Agreements. Enter into any Hedge Agreement, except (i) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (ii) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.
          7.2.13 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.
          7.2.14 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement, other than this Agreement, which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired; provided that any of the Borrower and its Subsidiaries may enter into any such agreement to the extent that (i) such agreement is in connection with a Lien permitted by Section 7.2.2 or a sale of assets permitted by Section 7.2.5 and any such prohibitions or limitations apply only to the Property encumbered by such Lien or subject to such sale, (ii) such agreement is a contract, license or lease which includes customary provisions prohibiting or restricting the granting of Liens on the rights contained therein and (iii) such agreement relates to a joint venture permitted hereunder so long as any such prohibition or limitation applies only to the property of such joint venture.
          7.2.15 Limitation on Lines of Business. Principally engage in any business or activity other than the business conducted by the Borrower and its Subsidiaries on the Closing Date and businesses and activities reasonably related thereto.
          7.2.16 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (i) pay dividends or make any other distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (ii) make loans or advances to the Borrower or any other Subsidiary of the Borrower or (iii) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (a) any restrictions existing under the Loan Documents, (b) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into in connection with the disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (c) any restrictions with respect to the Borrower or any of its Subsidiaries imposed pursuant to an agreement which has been entered into in connection with a Lien permitted by Section 7.2.2 or a sale of assets permitted by Section 7.2.5 and any such prohibitions or limitations apply only to the Property encumbered by such Lien or subject to such sale, (d) customary provisions contained in a contract, license or lease prohibiting or restricting the assignment, subleasing or sublicensing thereof, and (e) any restrictions with respect to a joint venture permitted hereunder so long as such restriction applies only to the property of such joint venture.
8. DEFAULT
     8.1 Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):
          8.1.1. the Borrower shall fail to pay any principal of any Loan, Letter of Credit Borrowing or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, Letter of Credit Borrowing or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or
          8.1.2. any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
          8.1.3. any Loan Party shall default in the observance or performance of any agreement contained in clause (a) or (b) of Section 7.1.4(i) (with respect to Holdings and the Borrower only), Section 7.1.7(i) or Section 7.2 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement; or
          8.1.4. any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in Sections 8.1.1 through 8.1.3 of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice to the Borrower from the Administrative Agent or the Required Lenders and (ii) an Authorized Officer of any Loan Party becoming aware of such default; or
          8.1.5. any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans or any Guarantee Obligations in respect thereof) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required (and after giving effect to any applicable cure period), such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this Section 8.1.5 shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this Section 8.1.5 shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $3,000,000, provided that clause (iii) of this Section 8.1.5 shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of, or casualty or condemnation event with respect to, the property or assets securing such Indebtedness, provided such Indebtedness is paid when due; or
          8.1.6. (i) any Group Member shall commence any case, proceeding or other action (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (a) results in the entry of an order for relief or any such adjudication or appointment or (b) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
          8.1.7. (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) there exists a failure to satisfy the minimum funding standard (as described in Section 412 of the Code and Section 302 of ERISA), whether or not waived, with respect to any Plan or Multiemployer Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any ERISA Affiliate, (iii) any ERISA Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which ERISA Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any ERISA Affiliate shall, or is reasonably expected to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;
          8.1.8. one or more judgments or decrees shall be entered against any Group Member in an aggregate outstanding amount (not covered by insurance) of $3,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
          8.1.9. any of the Security Documents shall cease, for any reason (other than as a result of any act on the part of the Administrative Agent or any Lender), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease (other than as a result of any act on the part of the Administrative Agent or any Lender) to be enforceable and of the same effect and priority purported to be created thereby with respect to any material Collateral; or
          8.1.10. the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
          8.1.11. (i) Holdings shall fail to own, beneficially and of record, and control all of the issued and outstanding Capital Stock of the Borrower or (ii) any Change of Control shall occur; or
          8.1.12. Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (w) liabilities with respect to intercompany advances permitted by Section 7.2.6(i) and under the Tax Sharing Agreement, (x) nonconsensual obligations imposed by operation of law, (y) pursuant to the Loan Documents to which it is a party and (z) obligations with respect to its Capital Stock, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received by Holdings in connection with dividends made by the Borrower in accordance with Section 7.2.6 pending application in the manner contemplated by said Section) and Cash Equivalents) other than the ownership of shares of Capital Stock of the Borrower.
     8.2 Consequences of Event of Default.
          8.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Sections 8.1.1 through 8.1.5, clauses (iii) and (iv) of Section 8.1.6 or Sections 8.1.7 through 8.1.13 or clauses (i) and (ii) of Section 8.1.6 (with respect to any Group Member that is not a Loan Party) shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative

Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and
          8.2.2 Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under clauses (i) and (ii) of Section 8.1.6 shall occur with respect to any Loan Party, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lender shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Obligations shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and
          8.2.3 Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 4.3 is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and
          8.2.4 Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to this Section 8.2 and until all Obligations of the Loan Parties have been Paid in Full, any and all proceeds received by the Administrative Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Administrative Agent, shall be applied as follows:

          (i) first, to reimburse the Administrative Agent for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Administrative Agent in connection with realizing on the Collateral or collection of any Obligations of any of the Loan Parties under any of the Loan Documents, including advances made by the Administrative Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;
          (ii) second, to the repayment of all Obligations then due and unpaid of the Loan Parties to the Lenders or their Affiliates incurred under this Agreement or any of the other Loan Documents or agreements evidencing any Lender Provided Hedge Agreements or Other Lender Provided Financial Services Obligations, whether of principal, interest, fees, expenses or otherwise and to cash collateralize the Letter of Credit Obligations, in such manner as the Administrative Agent may determine in its discretion; and
          (iii) the balance, if any, as required by Law.
     8.3 Right to Cure. Notwithstanding anything to the contrary contained in Section 8.1, for purposes of determining whether an Event of Default has occurred under the financial covenants set forth in Sections 7.2.1(i) and (ii) (the “Financial Covenants”) at the end of any fiscal quarter, Holdings may issue Permitted Cure Securities for cash or otherwise receive cash contributions and contribute the proceeds thereof to the Borrower (as cash contributions to the capital of the Borrower or in exchange for additional common Capital Stock) after the end of any fiscal quarter and on or prior to the day that is ten (10) days after the day on which financial statements are required to be delivered for such fiscal quarter pursuant to Section 7.1.1(i) or 7.1.1(ii), as the case may be, will, at the written request of the Borrower to the Administrative Agent, be included as an addition to Consolidated EBITDA for such fiscal quarter solely for the purposes of determining compliance with the Financial Covenants at the end of such fiscal quarter and any subsequent periods that include such fiscal quarter (any such cash amounts so included in the calculation of Consolidated EBITDA, a “Specified Capital Contribution”), provided that (i) in each four consecutive fiscal quarter period, there shall be a period of at least two fiscal quarters in respect of which no Specified Capital Contribution is made, (ii) there shall be no more than four fiscal quarters during the term of this Agreement in respect of which a Specified Capital Contribution shall be made, (iii) the amount of any Specified Capital Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenants and (iv) all Specified Capital Contributions and the use of proceeds therefrom shall be disregarded for all other purposes under the Loan Documents (including for calculations relating to pricing). If, after a Specified Contribution is made and the recalculation of the Financial Covenants as specified above in connection therewith, the Borrower shall then be in compliance with the Financial Covenants for the applicable fiscal quarter, then the Borrower shall be deemed to have complied with the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date of determination, and the applicable Potential Default or Event of Default under Section 8.1.3 that had occurred shall be deemed cured.

9. THE ADMINISTRATIVE AGENT
     9.1 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
     9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     9.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
          (i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;
          (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and
          (iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.
          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (b) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (d) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (e) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.6 Resignation of Administrative Agent. The Administrative Agent may at any time resign upon at least thirty (30) days’ prior notice given to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within twenty (20) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     If PNC resigns as Administrative Agent under this Section 9.6, PNC shall also resign as an Issuing Lender. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Lender and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.
     9.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

     9.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Lead Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.
     9.9 Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter dated November 8, 2010 (the “Administrative Agent’s Letter”) between the Borrower and Administrative Agent, as amended from time to time.
     9.10 Release Collateral and Guarantors and Authorization Therefor. The Lenders and Issuing Lenders authorize the Administrative Agent to release (i) the Liens created by the Loan Documents on any Collateral consisting of assets or equity interests sold or otherwise Disposed of in a sale or other Disposition permitted under Section 7.2.4 or 7.2.5 or, subject to the requirements of Section 10.1.3, with the consent of the Required Lenders in writing, and, upon the consummation of any such sale or other Disposition (other than to a Loan Party or a Subsidiary thereof) and so long as no Event of Default has occurred and is continuing at the time such sale or other Disposition is consummated, such Liens shall be automatically released without further action of any party, (ii) all Collateral and the Liens created by the Loan Documents thereon upon Payment in Full of the Obligations and any of the “Obligations” as defined in the Guarantee and Collateral Agreement, upon which occurrence all such Liens shall be automatically released without further action of any party, and (iii) any Guarantor from its obligations under the Guaranty and Collateral Agreement if the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to Persons other than Loan Parties or Subsidiaries of the Loan Parties in a transaction permitted under Section 7.2.4 or 7.2.5. At the request and sole expense of the Borrower, the Administration Agent shall deliver to Holdings, the Borrower or a Subsidiary thereof any Collateral so released that is held by the Administrative Agent and execute and deliver to Holdings, the Borrower or such Subsidiary such documents as it shall reasonably request to evidence such release or termination.
     9.11 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.
10. MISCELLANEOUS
     10.1 Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the

Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:
          10.1.1 Increase of Commitment. Increase the amount of the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender;
          10.1.2 Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;
          10.1.3 Release of Collateral or Guarantor. Except in connection with sales of assets permitted by Section 7.2.4 or 7.2.5 or upon Payment in Full of the Obligations, release all or substantially all of the Collateral or any Guarantor from its Obligations under the Guaranty and Collateral Agreement without the consent of all Lenders (other than Defaulting Lenders); or
          10.1.4 Miscellaneous. Amend Section 4.2, 4.3 or 9.3 or this Section 10.1, alter any provision requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders (other than Defaulting Lenders);
provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent or the Issuing Lender may be made without the written consent of such Administrative Agent or Issuing Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 10.1.1 through 10.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 4.6.2 .
     10.2 No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

     10.3 Expenses; Indemnity; Damage Waiver.
          10.3.1 Costs and Expenses. The Borrower agrees (i) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as a the Administrative Agent shall reasonably deem appropriate but not including any fees and disbursements of counsel to the Lenders (other than the Administrative Agent), (ii) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable disbursements of counsel to each Lender and of counsel to Administrative Agent, (iii) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of (or any proposed amendment or supplement to or modification or waiver of), this Agreement, the other Loan Documents and any such other documents, (iv) to pay all out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (v) all reasonable out-of-pocket expenses incurred by the Administrative Agent (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent), in connection with any workout, restructuring or negotiations in respect of the Loans or Letters of Credit or other Obligations.
          10.3.2 Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Borrower under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
          10.3.3 Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 10.3.1 or 10.3.2 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.
          10.3.4 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 10.3.2 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
          10.3.5 Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.
     10.4 Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 3.2) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the

Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.
     10.5 Notices; Effectiveness; Electronic Communication.
          10.5.1 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.5.2 ), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).
          Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.5.2 , shall be effective as provided in such Section.
          10.5.2 Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          10.5.3 Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

     10.6 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
     10.7 Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 4 and Section 10.3, shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.
     10.8 Successors and Assigns.
          10.8.1 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.8.2 , (ii) by way of participation in accordance with the provisions of Section 10.8.4 , or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.8.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.8.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          10.8.2 Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
          (i) Minimum Amounts.
               (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
               (B) in any case not described in clause (i)(A) of this Section 10.8.2 , the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
          (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
          (iii) Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent and the Issuing Lender (which consents shall not be unreasonably withheld or delayed) and the consent of the Borrower (such consent of the Borrower not to be unreasonably withheld or delayed), provided, that, the consent of the Borrower shall not be required if (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.
          (iv) Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.
          (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
          (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.8.3, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.4, 4.7, and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that no assignee (including an assignee that is already a Lender hereunder at the time of the assignment) shall be entitled to receive any greater amount pursuant to Section 4.8 than that to which the assignor would have been entitled to receive had no such assignment occurred. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.8.4 .
          10.8.3 Register. The Administrative Agent, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Any assignment of any Loan, whether or not evidenced by a note, shall be effective for purposes of this Agreement only upon appropriate entries with respect thereto being made in the register (and each Note shall expressly so provide). Such register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          10.8.4 Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders, Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Sections 10.1.1 , 10.1.2 , or 10.1.3 ). Subject to Section 10.8.5 , the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.4 and 4.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.8.2 . To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 8.2.3 as though it were a Lender; provided such Participant agrees to be subject to Section 4.3 as though it were a Lender.
          10.8.5 Limitations upon Participant Rights Successors and Assigns Generally. A Participant shall not be entitled to receive any greater payment under Sections 4.7, 4.8 or 10.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.8 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.8.5 as though it were a Lender.

          10.8.6 Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     10.9 Confidentiality.
          10.9.1 General. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or the other Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          10.9.2 Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 10.9.1.
     10.10 Counterparts; Integration; Effectiveness.
          10.10.1 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 6, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
          10.11.1 Governing Law. This Agreement shall be deemed to be a contract under the Laws of the State of New York without regard to its conflict of laws principles. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to is conflict of laws principles.
          10.11.2 SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN MANHATTAN COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

          10.11.3 WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 10.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.
          10.11.4 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.5 . NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
          10.11.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.12 USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.

          IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

MAFCO WORLDWIDE CORPORATION

By:

Name:

Title:

PNC BANK, NATIONAL ASSOCIATION, as a Lender, Issuing Lender and Administrative Agent

By:

Name:

Title:

UNION BANK, N.A., as a Lender

By:

Name:

Title:

SCHEDULE 1.1(A)
PRICING GRID—
VARIABLE PRICING AND FEES BASED ON LEVERAGE RATIO

	Consolidated	Commitment	Letter of	Revolving Credit	Revolving Credit LIBOR Rate
Level	Leverage Ratio	Fee	Credit Fee	Base Rate Spread	Spread
I	Less than 1.50 to 1.0	0.125%	1.50%	0.50%	1.50%
II	Greater than or equal to 1.50 to 1.0 but less than 2.0 to 1.0	0.140%	1.75%	0.75%	1.75%
III	Greater than or equal to 2.0 to 1.0	0.155%	2.0%	1.00%	2.0%
     For purposes of determining the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate:
     (a) Until three (3) Business Days after the delivery of the Compliance Certificate for the fiscal year ending December 31, 2010, the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be set at Level I.
     (b) The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Consolidated Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective three (3) Business Days after the date that the Compliance Certificate evidencing such computation is delivered under Section 7.1.2(ii). If a Compliance Certificate is not delivered when due in accordance with such Section 7.1.2(ii) and the Administrative Agent or the Required Lenders so elect,, then the rates in Level III shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until three (3) Business Days after the date that such Compliance Certificate is delivered.
     (c) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was

SCHEDULE 1.1(A) - 1

inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.8 or 3.3 or 8. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

SCHEDULE 1.1(A) - 2

SCHEDULE 1.1(B)
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 — Commitments of Lenders and Addresses for Notices to Lenders

	Amount of
	Commitment for
	Revolving Credit
Lender	Loans	Ratable Share
Name: PNC Bank, National Association Address: 1950 East Route 70, 3rd Floor, Cherry Hill, New Jersey 08003 Attention: William Cornelius Telephone: (856) 489-2713 Telecopy: (856) 489-2785	$25,000,000	56%

Name: Union Bank, N.A. Address: 445 S. Figueroa St., 16th Floor Los Angeles, CA 90071 Attention: Megan Webtser Telephone: (213) 236-7517 Telecopy: (213) 236-7636	$20,000,000	44%

Total	$45,000,000	100%

SCHEDULE 1.1(B) - 1

SCHEDULE 1.1(B)
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 — Addresses for Notices to the Borrower:

ADMINISTRATIVE AGENT

Name: PNC Bank, National Association
Address: 1950 East Route 70, 3rd Floor
Cherry Hill, New Jersey 08003
Attention: William Cornelius
Telephone:	(856) 489-2713
Telecopy:	(856) 489-1847

With a Copy To:

Agency Services, PNC Bank, National Association
Mail Stop: P7-PFSC-04-I
Address: 500 First Avenue
Pittsburgh, PA 15219
Attention:	Agency Services
Telephone:	412 762 6442
Telecopy:	412 762 8672

BORROWER:

Name:	Mafco Worldwide Corporation
Address:	300 Jefferson Avenue
Camden, New Jersey 08104
Attention:	Lynn Seeholzer, Treasurer
Telephone	(856) 968-4067
Telecopy:	(856) 225-1418